Date: 17 November 2023

SALE AND PURCHASE AGREEMENT
by and between

The Sellers
and
The Purchaser

TABLE OF CONTENTS
Clause    Page
1......... Definitions and Interpretation.                             3
2......... Transfer of the Securities.                                 16
3......... Purchase Price - Repayment of the Group Indebtedness.                 18
4......... Completion Conditions.                                 21
5......... Certain covenants.                                     26
6......... Completion.                                         34
7......... Warranties of the Sellers.                                 36
8......... Indemnification by the Sellers.                             40
9......... Warranties of the Purchaser.                                 45
10....... Termination.                                         47
11....... Miscellaneous.                                     48

i

THIS SALE AND PURCHASE AGREEMENT AND EACH OF ITS SCHEDULES, dated 17 November 2023 (as they may be amended, supplemented or otherwise modified from time to time, this “Agreement”), is made by and between:
1.The Persons listed under Schedule 1,
(hereinafter referred to individually by his/her patronymic name or as an “Individual Seller” and collectively as the “Individual Sellers”)
2.SK Impact Group S.à r.l., a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg, whose registered office is at 53, Boulevard Royal, L-2449 Luxembourg (Grand Duchy of Luxembourg), registered under number B249043, duly represented for the purpose hereof;
(hereinafter “Financial Seller”)
3.Ipack, a société par actions simplifiée organized under the laws of France, whose registered office is at 73, boulevard Haussmann, 75008 Paris, registered with the Trade and Companies Registry under number 894 418 771;
(hereinafter “Ipack”)
4.Ipack II, a société par actions simplifiée organized under the laws of France, whose registered office is at 73, boulevard Haussmann, 75008 Paris, registered with the Trade and Companies Registry under number 894 027 051;
(hereinafter “Ipack II”)
5.Fuluolin II, a société par actions simplifiée organized under the laws of France, whose registered office is at 73, boulevard Haussmann, 75008 Paris, registered with the Trade and Companies Registry under number 894 023 233;
(hereinafter “Fuluolin II”, the above Parties from 3 to 5 being hereinafter referred to individually as a “Co-InvestCo” and collectively as the “Co-InvestCos”)
(the above Parties from 1 to 5 acting on a several basis (conjointement) and not jointly and severally (solidairement) for the purpose of this Agreement, being hereinafter referred to individually as a “Seller” and collectively as the “Sellers”)
6.Greif International Holding B.V., a Dutch company, whose registered office is at Van Heuven Goedhartlaan 9 A, 5e etage, 1181LE Amstelveen, The Netherlands, registered with the Trade and Companies Registry under number 33065401;
(hereinafter the “Purchaser”)1
The Sellers and the Purchaser being hereinafter collectively referred to as the “Parties” and individually as a “Party”.
IN THE PRESENCE OF
7.Ipackchem Group SAS, a société par actions simplifiée organized under the laws of France, whose registered office is at 73, boulevard Haussmann, 75008 Paris, registered with the Trade and Companies Registry under number 799 279 625;
(hereinafter the “US Seller”)
Greif Packaging LLC, a Delaware limited liability company, whose principal place of business is 425 Winter Road, Delaware, Ohio 40315,, registered with the Secretary of State of the State of Delaware under number 2023645;

(hereinafter the “US Purchaser”)
The US Seller and the US Purchaser being a party to this Agreement only for the purposes of Clause 5.7, provided that the US Seller and the US Purchaser shall be considered as a Party for the purposes of Clauses 11.10 and 11.13 to 11.24.
WHEREAS
(A)Impact Topco Holdings, is a société par actions simplifiée organized under the laws of France, whose registered office is at 73, boulevard Haussmann, 75008 Paris registered with the Trade and Companies Registry under number 891 813 313 RCS Paris (the “Company”).
(B)As at the date hereof, the Company has issued the securities set out in Schedule (B) (the “Company Securities”). The Sellers, each being a Party to the Agreement as of the date hereof, hold 100% of the Company Securities.
(C)The Purchaser and its professional advisers have carried out an independent and satisfactory due diligence of the Group Companies and their business consisting, inter alia, in (i) reviewing and analysing the documents communicated to the Purchaser and its advisers or made available to them in the Data Room, (ii) asking written and oral questions, and (iii) analysing the answers and their related documents. The Purchaser and its advisers have had access to the senior management of the Group Companies and their business in management presentations.
(D)On the Put Option Date, one copy of the Data Room CD-Rom/USB key was delivered to the Purchaser.
(E)On the Put Option Date, the Purchaser delivered to the Sellers a written, binding and irrevocable put option agreement relating to the acquisition of all the Company Securities from the Sellers (the “Put Option”).
(F)Prior to the date of this Agreement, (i) the works council (comité social et économique) of Ipackchem, a société par actions simplifiée organized under the laws of France, whose registered office is at La Croix des Sagnes, 42230 Saint-Etienne registered with the Trade and Companies Registry under number 382 150 944 RCS Saint Etienne, was duly informed and consulted in accordance with applicable Laws and (ii) the employees of the Company were duly informed of the proposed Transaction in accordance with articles L. 23-10-1 et seq. of the French Commercial Code and all the employees of the Company have waived their rights to make an offer in accordance with those articles.
(G)On the Put Option Date, certain Sellers entered into a separate warranty agreement with the Purchaser (the “Warranty Agreement”) in order to facilitate the subscription by the Purchaser of an insurance policy (the “W&I Policy”).
(H)The Purchaser has agreed to purchase, and the Sellers have agreed to sell, directly or indirectly, the Securities, on the terms and subject to the Completion Conditions set out in this Agreement.
IT IS AGREED THAT
1DEFINITIONS AND INTERPRETATION
1.1Definitions
In addition to terms which may be defined elsewhere in this Agreement, the following terms shall have the meanings specified or referred to in this Clause 1.1:
“Additional Amount” means (i) from the Locked Box Date (excluded) to 31 December 2023 (included) an amount equal to sixty-five thousand euros (EUR 65,000) multiplied by the number of calendar days between the Locked Box Date (excluded) and 31 December 2023 (included) and then (ii) from 1 January 2024 (included) to the Completion Date (excluded) an amount equal to seventy-five thousand euros (EUR 75,000) multiplied by the number of calendar days between 1 January 2024 (included) and the Completion Date (excluded);
“Affiliate” when used with reference to a specified Person, means any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, such specified Person, provided that (i) regarding a natural Person, his/her spouse, cohabiter (concubin), partner under the terms of a civil solidarity agreement (pacte civil de solidarité) (or equivalent) and his/her ascendants and descendants in direct line shall be deemed to be Affiliates of that natural Person, (ii) the term “Affiliate” of the Financial Seller shall not include any of its, and of its Affiliates’, portfolio companies nor any of the Group Companies and (iii) for the Purchaser, Greif, Inc. shall be deemed to be the ultimate Controlling shareholder;
“Anti-Corruption Regulations” means any applicable anti-bribery or anti-corruption laws or regulations enacted in any jurisdiction, including those set forth in Book IV, Title III “Des atteintes à l’autorité de l’Etat” and Title IV “Des atteintes à la confiance publique” of the French Code pénal, U.S. Foreign Corrupt Practices Act 1977 (as amended) and the United Kingdom Bribery Act 2010, and all other applicable anti-bribery or anti-corruption laws, which prohibit the conferring of any gift, payment or other benefit on any person or any officer, employee, agent, or adviser of such person; and/ or is broadly equivalent to the legislation noted above, or was intended to enact the provisions of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions 1997;
“Antitrust Authorities” means the following Governmental Authorities in charge of merger control: Administrative Council for Economic Defense (CADE) in Brazil and Competition Commission in South Africa;
“Antitrust Clearances” means approval of the Transaction by the Antitrust Authorities in the form of (i) an express decision, whether or not subject to any undertakings or conditions, which, in accordance with the relevant applicable Laws, authorises (as the case may be, subject to undertakings or conditions) the Completion to occur without breaching the relevant applicable Laws or any undertakings or conditions upon which such approval is conditional, or (ii) the expiry or termination of any applicable waiting period (or extensions thereof) which is deemed to enable the Completion to occur without breaching the relevant applicable Laws, as the case may be;
“AT Completion Conditions” means the AT Completion Conditions precedent set out in Clause 4.1.1;
“Business Day” means a day (other than a Saturday or Sunday) on which banks and financial markets are open in Paris (France), Luxembourg (Grand Duchy of Luxembourg) and New York, NY (United States);
“Business Warranties” has the meaning given in Clause 5.3.3;
“Claim” means any claim by the Purchaser for the payment of a Refund by any of the Sellers in accordance with Clause 8.2;
“Co-InvestCos” has the meaning given in the description of the Parties to the Agreement;
“Co-InvestCos Net Cash Position” means the Ipack Net Cash Position, the Ipack II Net Cash Position and the Fuluolin II Net Cash Position;
“Co-InvestCos Shareholders” means the holders of Co-InvestCos Shares, as listed in Schedule 1.1(a);
“Co-InvestCos Shareholders Adherence Agreement” has the meaning given in Clause 2.2(a)(ii);
“Co-InvestCos Shareholdings” means the Ipack Shareholding, the Ipack II Shareholding and the Fuluolin II Shareholding;

“Co-InvestCos Shares” means the shares issued by the Co-InvestCos, the details of which are set out in Schedule 1.1;
“Company” has the meaning given in the Preamble (A);
“Company Securities” has the meaning given in the Preamble (B);
“Completion” has the meaning given in Clause 6.1;
“Completion Conditions” has the meaning given in Clause 4.1.1;
“Completion Bring-Down Disclosures” has the meaning given in Clause 8.9;
“Completion Date” has the meaning given in Clause 6.1;
“Completion Payments” has the meaning given in Clause 3.5.1;
“Completion Purchase Price Payments” has the meaning given in Clause 3.5.1(b);
“Confidential Information” has the meaning given in Clause 11.23.1;
“Control” and “Controlled” has the meaning set forth in article L. 233-3, paragraph I and II, of the French Code de commerce, it being specified that a fund shall be deemed to be Controlled by the company or the general partner managing or advising such fund;
“Data Room” means the virtual data room established by the Sellers and hosted by Intralinks, to which the Purchaser has had access from 20 July 2023 until 25 October 2023, and the content of which together with the Q&A Documents, has been burned on a CD-Rom / USB key, a copy of which has been delivered to the Purchaser on or around the Put Option Date;
“Direct Divestment Notice” has the meaning given in Clause 2.2(a);
“Direct Divestment Right” has the meaning given in Clause 2.2(a)(i);
“Director” has the meaning given in Clause 11.4;
“Due Diligence Information” means the documents and information relating to the Group Companies and the conduct of their business disclosed to the Purchaser, its Affiliates and/or their respective advisors prior to the Put Option Date in connection with the Transaction, consisting of the documents made available in the Data Room, the Q&A Documents, a copy of which is included in the CD-Rom / USB key referred to in the definition of Data Room;
“Due Diligence Reports” means the following due diligence reports prepared at the request of the Company in the context of a strategic review of the Group Companies:
(i)the Financial Vendor Due Diligence (2 volumes) prepared by KPMG dated 9 June 2023;
(ii)the Vendor Legal Due Diligence prepared by pwc dated 12 July 2023;
(iii)the Vendor Labour Due Diligence prepared by pwc dated 26 July 2023;
(iv)the Tax Vendor Due Diligence prepared by KPMG dated 13 July 2023;
(v)the Employee Benefits due diligence and Program Review prepared by Lockton International dated 6 June 2023;
(vi)the Insurance Vendor Due Diligence prepared by Marsh dated 19 June 2023; and
(vii)the Environmental Review prepared by Ramboll dated June 2023;

“Election Notice” has the meaning given in Clause 4.3.3(a);
“Encumbrance” means any mortgage (hypothèque), charge (charge), pledge (nantissement), lien (privilège), option, restriction, right of first refusal, right of pre-emption (droit de préemption), right of retention (droit de rétention), preference right (droit de préférence), usufruct (usufruit) or other real or personal right (droit réel ou personnel), easement or right of way (servitude) or other security (sûreté);
“Entity” means any company (société), partnership (limited or general), joint venture, trust, association, union, economic interest group (groupement d’intérêt économique) or other organisation, enterprise or entity, public or private, with or without corporate personality (personnalité morale);
“Escrow Account” means the bank account on which the Escrow Amount shall be deposited in accordance with the Agreement and the Escrow Agreement;
“Escrow Agreement” has the meaning given in paragraph 1.5 of Schedule 8.8;
“Escrow Amount” means two million six hundred thousand euros (EUR 2,600,000);
“Escrow Payment” has the meaning given in Clause 3.5.1(c);
“EUR Completion Purchase Price Payment” has the meaning given in Clause 3.5.1(a);
“EUR Tranche Purchase Price” has the meaning given in Clause 3.1.1;
“Exceeding Adjustment Amount” has the meaning given in Clause 3.1.1;
“Expiry Date” has the meaning given in Clause 8.3.4;
“FDI Completion Condition” means the FDI Completion Condition precedent set out in Clause 4.1.1;
“Fight Against Money Laundering and Financing of Terrorism Regulations” means any applicable Laws governing the prevention of money laundering and counter-terrorist financing, including, any French legal and regulatory provisions relating to fight against money laundering (including those set forth in Book III, Title II “Des autres atteintes aux biens” of the French Code pénal, and those relating to fight against financing of terrorism in particular those included in Book IV, Title II “Du Terrorisme” of the French Code pénal and those included in Book V, Title VI “Obligations relatives à la lutte contre le blanchiment des capitaux, le financement des activités terroristes, les loteries, jeux et paris prohibés et l’évasion et la fraude fiscale” of the French Code monétaire et financier);
“Final TPG Earnout Payment Amount” means the final and undisputed “Earnout Payment Amount” (as such term is defined in the TPG SPA) paid by the US Seller or TPG Plastics under the TPG SPA;
“Final MPPL Earn-Out Amount” means the final and undisputed consideration paid by the Group Companies for the acquisition of the “Promoter Securities” (as this term is defined under the MPPL SHA) pursuant to the MPPL SHA;
“Financial Seller” has the meaning given in the description of the Parties to the Agreement;
“Financing Documents” means any Finance Document as defined in the subscription agreement dated 22 March 2021 between, inter alios, Impact Bidco Holdings SAS (as issuer) and GLAS SAS (as paying agent and security agent) as amended or amended and restated or supplemented from time to time and including, but not limited to, the additional notes notice dated 30 September 2022 entered into between GLAS SAS (as paying agent) and Impact Bidco Holdings SAS (as parent);
“Fuluolin II” has the meaning given in the description of the Parties to the Agreement;

“Fuluolin II Net Cash Position” means, with respect to Fuluolin II, an amount (whether positive or negative) calculated as of the Completion Date and equal to (i) the cash in hand, credit balances in deposit, current or saving account and the market value of marketable securities acquired for cash management purposes, less (ii) loans, bonds, facilities and other borrowings with financial institutions, shareholders or third parties, dividends, interim dividend or other distributions which have been decided before the Completion Date but are unpaid at the Completion Date, and all accrued interests thereof as well as any Tax due but unpaid nor booked as a provision in the Locked-Box Accounts; such Fuluolin II Net Cash Position was at the Put Option Date equal to 3,868 euros;
“Fuluolin II Shareholding” means the shares issued by the Company and held by Fuluolin II, it being specified that, as of the date of this Agreement, Fuluolin II owns 516,876 ordinary shares and 775,315 class A preferred shares issued by the Company, as set out in Schedule (B);
“GIDC” means the Gujarat Industrial Development Corporation;
“GIDC Indemnity” has the meaning given in Clause 5.8.1;
“GIDC Transfer Fee” has the meaning given in Clause 5.8.1;
“Governmental Authority” means any domestic (national, regional or local), foreign or supranational court or other judicial authority or governmental, administrative, supervisory, regulatory, disciplinary, enforcement or tax raising body, department, board, agency, organization, commission or authority;
“Greif Group” means Greif, Inc. and its Affiliates;
“Group” or “Group Companies” means the Company and any Entity which is Controlled, directly or indirectly, by the Company, it being specified that if the Direct Divestment Right is exercised the Co-InvestCos shall be considered as Group Companies for the purpose of this Agreement;
“Group Indebtedness” means all outstanding and unpaid amounts (in principal, interest, break costs, penalties, close out costs and any other sums, fees and expenses due in connection with voluntary or mandatory prepayments or of any other nature) due by any Group Company pursuant to, or in connection with, the Financing Documents;
“Individual Issue” has the meaning given in Clause 11.12.7;
“Individual Sellers” has the meaning given in the description of the Parties to the Agreement;
“Ipack” has the meaning given in the description of the Parties to the Agreement;
“Ipackchem LLC” means the limited liability company Ipackchem LLC identified in the structure chart of the Group attached under Schedule 7.2.2;
“Ipackchem LLC Carve-Out” has the meaning given in Clause 4.3.1(a);
“Ipackchem LLC Carve-Out Approvals” means any clearance or approval from a Government Authority required to implement and complete the Ipackchem LLC Carve-Out, and notably in accordance with the Decree No. 618 dated 8 September 2022 of the President of the country of incorporation of Ipackchem LLC;
“Ipackchem LLC Carve-Out Proceeds” means, as applicable, (i) any payments received pursuant to the Ipackchem LLC Interco Agreement by the Group Companies in the ordinary course of business and in compliance with applicable Laws or distributions made by Ipackchem LLC to other Group Companies completed in compliance with applicable Laws, (ii) the purchase price actually received by Ipackchem Group SAS and/or Ipackchem SAS for the completion of the Ipackchem LLC Carve-Out and/or, as the case may be, (iii) the liquidation surplus distributed to those Group Companies in the context of the liquidation of Ipackchem LLC;
“Ipackchem LLC Completion Condition” has the meaning given in Clause 4.1.1(c);
“Ipackchem LLC Interco Agreement” means the Contrat de fourniture des informations à valeur commerciale entered into between JPack International and Ipackchem LLC on 1 July 2020, as amended on 27 July 2023;
“Ipackchem LLC Trigger Date” means each of the following dates:
(a)the date which is six (6) months after the Put Option Date; and
(b)the date which is nine (9) months after the Put Option Date;
“Ipackchem LLC Transfer Agreement” means the transfer agreement providing for the transfer of 100% of the shares issued by Ipackchem LLC;
“Ipack Net Cash Position” means, with respect to Ipack, an amount (whether positive or negative) calculated as of the Completion Date and equal to (i) the cash in hand, credit balances in deposit, current or saving account and the market value of marketable securities acquired for cash management purposes, less (ii) loans, bonds, facilities and other borrowings with financial institutions, shareholders or third parties, dividends, interim dividend or other distributions which have been decided before the Completion Date but are unpaid at the Completion Date, and all accrued interests thereof as well as any Tax due but unpaid nor booked as a provision in the Locked-Box Accounts; such Ipack Net Cash Position was at the Put Option Date equal to 2,235 euros;
“Ipack Shareholding” means the shares issued by the Company and held by Ipack, it being specified that, as of the date of this Agreement, Ipack owns 5,570,438 ordinary shares issued by the Company, as set out in Schedule (B);
“Ipack II” has the meaning given in the description of the Parties to the Agreement;
“Ipack II Net Cash Position” means, with respect to Ipack II, an amount (whether positive or negative) calculated as of the Completion Date and equal to (i) the cash in hand, credit balances in deposit, current or saving account and the market value of marketable securities acquired for cash management purposes, less (ii) loans, bonds, facilities and other borrowings with financial institutions, shareholders or third parties, dividends, interim dividend or other distributions which have been decided before the Completion Date but are unpaid at the Completion Date, and all accrued interests thereof as well as any Tax due but unpaid nor booked as a provision in the Locked-Box Accounts; such Ipack II Net Cash Position was at the Put Option Date equal to 3,244 euros;
“Ipack II Shareholding” means the shares issued by the Company and held by Ipack II, it being specified that, as of the date of this Agreement, Ipack II owns 207,496 class B preferred shares issued by the Company, as set out in Schedule (B);
“Key Employee” means Jean-Philippe Morvan (CEO), Antoine Viguié (CFO), Alexandre Provian (COO), Paul Sharp (CCO), Simon Rollins (CTO), Manfred Schneller (Industrial Development Director), Victor Lusvardi (Chief strategy & business development officer) and Marjorie Debin (CPO) and any of their successors in such positions;
“Laws” means any law, legislation, statute, regulation, rule, ordinance, instrument, code, legislative measures or decisions having the force of law, principle of common law, order or decree of any Governmental Authority (including any judicial or administrative interpretation thereof) in force, fully implemented and enforceable;
“Leakage” means any of the following made by a Group Company between the Locked Box Date (excluded) and the Completion Date (included):

(a)any dividend, including any interim dividend (whether in cash or in specie), or other distribution of profits, reserves, or premiums, declared, paid or made by any Group Company to, or for the benefit of, any Seller or any Sellers’ Connected Person;
(b)any payment by any Group Company to, or for the benefit of, any Seller or any Sellers’ Connected Person in respect of any share capital, loan capital or other securities of any Group Company being issued, redeemed, purchased, or repaid or any other return of capital by any nature;
(c)any assumption or indemnification by any Group Company of any obligation of, or for the benefit of, any Seller or any Sellers’ Connected Person (including under any guarantee, indemnity, or other security);
(d)any bonus, benefits or payments paid or salary increase granted, in relation to the preparation and/or execution of this Agreement and/or the Transaction, including any bonus triggered by the Completion paid to any employee, corporate officer, director of any Group Company;
(e)any fees, costs or expenses paid or incurred or otherwise assuming liability by any Group Company in connection with the preparation and/or execution of the Transaction, including the sale of the Securities under this Agreement (including professional advisers’ fees, consultancy fees, transaction bonuses, finders fees, brokerage or other commission);
(f)the payment of any other nature made by any Group Company to (or future benefits granted to) or for the benefit of any Seller or any Sellers’ Connected Person (including royalty payments, management fees, monitoring fees, interest payments, loan payments, service or directors' fees, bonuses or other compensation of any kind);
(g)the sale, purchase, transfer, disposal or assignment of any asset, right or other benefit by any Group Company in favour of, or for the benefit of, any Seller or any Sellers’ Connected Person;
(h)any costs, expenses or Taxes incurred by any Group Company (other than Ipackchem LLC) in connection with the implementation of the Ipackchem LLC Carve-Out;
(i)any Group Company assuming, indemnifying or incurring any liability or obligation for the benefit of any Seller or any Sellers’ Connected Person;
(j)the provision of any guarantee or indemnity or the creation of any Encumbrance by any Group Company in favour, or for the benefit, of any Seller or any Sellers’ Connected Person;
(k)any waiver, forgiveness, discount, deferral, release or discharge by any Group Company of: (i) any amount, obligation or liability owed to it by any Seller or any Sellers’ Connected Person; or (ii) any claim (howsoever arising) against any Seller or any Sellers’ Connected Person;
(l)the agreement, undertaking or other commitment by any Group Company to do or give effect to any of the matters set out in (a) to (k) above; and
(m)any costs, expenses or Tax becoming payable or otherwise incurred by the Group Companies arising as a consequence of the foregoing;
but excluding any Permitted Leakages;
“Locked Box Accounts” means the consolidated accounts of the Group Companies, including in each case the income statement and the balance sheet as at the Locked Box Date;
“Locked Box Date” means 31 March 2023;

“Long Stop Date” means a date which is twelve (12) months after the Put Option Date or the date as might be determined in accordance with Clause 4.4;
“Loss” means any direct, foreseeable and actual damage (préjudice direct, certain et prévisible), including any reasonable fees, costs and expenses incurred in relation thereto; it being specified that any Losses shall (i) exclude lost opportunities (perte de chance) and/or loss of reputation (prejudice d’image) and (ii) not be determined by applying any multiple or other formula used by the Purchaser to determine the Purchase Price;
“Material Consents” has the meaning given in Clause 5.4;
“MPPL” means Mullackal Polymers Private Limited, a company organized under Indian laws whose registered office is at 1st floor, 64-D, Government Industrial Estate, Kandivali West, Maharashtra, 400 0674, India;
“MPPL BTAs” means (i) the business transfer agreement dated 1 November 2021 (including all amendments) executed among Mr. Ramesh Pillai, Mr. Karthik Pillai and Mrs. Jaya Pillai for transfer of business undertaking of M/s Mullackal Polymers to MPPL as a going concern and (ii) the business transfer agreement dated 1 November 2021 (including all amendments) executed amongst Mrs. Jaya Pillai, Mr. Ramesh Pillai and Mr. Karthik Pillai for transfer of business undertaking of M/s Kavil Technologies to MPPL as a going concern;
“MPPL Earn-Out” has the meaning given in Clause 5.5.1;
“MPPL Holdback Amount” means the amounts retained by Ipackchem Group SAS and JPack International SAS as a hold back for any indemnity claims: (i) INR 110,000,000 (Indian Rupees One Hundred and Ten Million) under the business transfer agreement dated 1 November 2021 (including all amendments) executed among Mr. Ramesh Pillai, Mr. Karthik Pillai and Mrs. Jaya Pillai for transfer of business undertaking of M/s Mullackal Polymers to MPPL as a going concern; and (ii) INR 27,500,000 (Indian Rupees Twenty-Seven Million Five Hundred Thousand) under the business transfer agreement dated 1 November 2021 (including all amendments) executed amongst Mrs. Jaya Pillai, Mr. Ramesh Pillai and Mr. Karthik Pillai for transfer of business undertaking of M/s Kavil Technologies to MPPL as a going concern;
“MPPL Minority Shares” means all the shares held in MPPL by Mr. Ramesh Pillai, Mrs. Jaya Pillai and Mr. Karthik Pillai, i.e., in aggregate 600,000 class b shares of MPPL;
“MPPL Payable Holdback Amount” has the meaning given in Clause 5.5.1;
“MPPL SHA” means the shareholders’ agreement entered into between Ipackchem Group SAS, JPack International SAS, Mr. Ramesh Pillai, Mrs. Jaya Pillai and Mr. Karthik Pillai in relation to MPPL and dated 1 November 2021;
“Non-Party Affiliates” has the meaning given in Clause 11.2.2;
“Non-Party Individuals” has the meaning given in Clause 11.2.3;
“Notice 7” means Circular SAT Notice [2015] No. 7 in China, or any amended or successor version to such Law and Notice;
“Paying Agent” means the paying agent to be appointed by the Sellers’ Representatives on behalf of the Sellers for the purpose of the Transaction, as notified by the Sellers’ Representatives to the Purchaser no later than six (6) Business Days prior to the Completion Date;
“Permitted Leakage” means:
(a)any payment made or agreed to be made or liability incurred or agreed to be incurred in connection with any matter undertaken by any Group Company at the written request or with the written agreement of the Purchaser in each case, specifically identified as Permitted Leakage in the corresponding written request or agreement;

(b)any payment made or agreed to be made or liability incurred or agreed to be incurred by any Group Company (including social security contributions) in respect of non-discretionary remuneration, salaries, pension contributions, performance or other bonuses or other reimbursements, benefits or expenses due in the ordinary course of their employment or office and in accordance with the terms of their corporate officer agreement, employment agreement or services agreement in force as at the Put Option Date (except any increase in salary agreed within the ordinary course of business in line with past practice), excluding for the avoidance of doubt any payment made or agreed to be made or liability incurred or agreed to be incurred in relation to the Transaction;
(c)any payment to the extent specifically provided or accounted for in the Locked Box Accounts;
(d)any monitoring fees and attendance fees (jetons de présence), and any reimbursement of travel or other expenses paid by any Group Company in accordance with past practices, disclosed as part of the Due Diligence Information and for a maximum aggregate amount of 25,000 euros per month;
(e)any payment made pursuant to, or in connection with, the Financing Documents, including costs and expenses incurred in connection with the repayment of the Group Indebtedness and the release of the Encumbrances under the Financing Documents;
(f)the payment of the Final MPPL Earn-Out Amount, of the Final TPG Earnout Payment Amount, and of the TPG Buyout Consideration;
(g)any payment or distribution made by any Group Company to any Seller or Sellers’ Connected Person of, and within the limit of, the Ipackchem LLC Carve-Out Proceeds less any costs, expenses and Taxes incurred (or to be incurred) by any Group Company in relation to the payment or distribution of such Ipackchem LLC Carve-Out Proceeds;
(h)any arrangement or commitment by any Group Company to do any of the matters or actions set out in paragraphs (a) to (g); and
(i)any Tax becoming payable or otherwise incurred by the Group Companies arising as a consequence of the foregoing;
“Person” means a natural person, an Entity, or a Governmental Authority;
“Pre-Completion Statement” has the meaning given in Clause 3.4.1;
“President of the Co-InvestCos” means the president of the Co-InvestCos within the meaning of Article L. 227-6 of the French Commercial Code (namely, on the date hereof, Mr. Jean-Philippe Morvan);
“Projections” has the meaning given in Clause 9.5.5;
“Purchase Price” has the meaning given in Clause 3.1.1;
“Purchaser” has the meaning given in the description of the Parties to the Agreement;
“Purchaser’s Connected Person” means:
(a)any Affiliate of the Purchaser (including a Group Company as from Completion);
(b)any member of the supervisory board or management board, director, officer, employee of the Purchaser;
“Put Option” has the meaning set forth in Preamble (E);

“Put Option Date” means the date of execution of the Put Option by all the parties thereto;
“Q&A Documents” has the meaning given in Clause 9.5.1;
“Refund” has the meaning given in Clause 8.2;
“Regulatory Completion Conditions” has the meaning given in Clause 4.1.1(b);
“Response to the Election Notice” has the meaning given in Clause 4.3.3(b);
“Restricted Person” means a person or entity that is (i) listed or referred to on any Sanctions List; (ii) resident in, located in, or incorporated or domiciled under the laws of any Sanctioned Country; (iii) “owned” or “controlled” by, or “acting on behalf or at the direction of”, a person or persons referred to in (i) or (ii) (as the terms “owned”, “controlled” and “acting on behalf or at the direction of” are defined in the relevant Sanctions and/or any associated guidance on the same produced by any relevant Sanctions Authority from time to time); or (iv) otherwise a target of Sanctions;
“Required Foreign Investment Clearance” shall mean (a) the express decision of the French Ministry in charge of the economy (Ministre de l’Economie), pursuant to Article R. 151-6 of the French Monetary and Financial Code (Code monétaire et financier), confirming that the prior authorisation provided for in Articles L. 151-3, I of the French Monetary and Financial Code (Code monétaire et financier) is not required for the purpose of the Transaction; or (b) the express decision from the French Ministry in charge of the economy, which, pursuant to Articles L. 151-3 and R. 151-6 of the French Monetary and Financial Code (Code monétaire et financier), authorises the completion of the Transaction;
“Sanctioned Country” means any country or territory that is the target of any comprehensive country- or territory-wide Sanctions (being, as at the date of this Agreement, the territories of Crimea, Donetsk and Luhansk, and the countries of Cuba, Iran, North Korea and Syria);
“Sanctions” means any applicable economic, financial or trade sanctions and/or export control-related laws, embargoes, regulations, rules and/or restrictive measures administered, enacted or enforced by any Sanctions Authority from time to time;
“Sanctions Authority” means: (i) the United States of America (including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the United States Department of State, and any other U.S. government entity); (ii) the United Nations (including its Security Council, and any United Nations Security Council Sanctions Committee); (iii) the European Union; (iv) each Member State of the European Union; (v) the United Kingdom; and (vi) any government, public or regulatory authority or body of the aforementioned;
“Sanctions List” means the "Specially Designated Nationals and Blocked Persons" list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the Consolidated List of Persons, Groups and Entities subject to Financial Sanctions maintained by the European Commission, the Consolidated List of Financial Sanctions Targets in the UK maintained by His Majesty's Treasury, or any other public list of persons targeted by Sanctions maintained by, or public announcement of a Sanctions designation made by, any Sanctions Authority (in all cases as supplemented, amended or substituted from time to time);
“SAT” means State Administration of Taxation;
“Securities” means (i) the Company Securities or (ii) if the Direct Divestment Right is validly exercised, (x) the Company Securities other than the Co-InvestCos Shareholdings, and (y) the Co-InvestCos Shares, giving access, directly or indirectly, to 100% of the share capital and voting rights of the Company, on a fully diluted basis;
“Securities Holders’ Agreements” means (i) the securities holders’ agreement entered into on 1 April 2021 in the presence of the Company, by and between, inter alia, the Financial Seller, the Individual Sellers, the Co-InvestCos and (ii) the securities holders’ agreement entered into on 1 April 2021 in the presence of the Company, by and between, inter alia, the

Financial Seller, the FOS Minority Investors (as this term is defined therein) and Jean-Philippe Morvan;
“Sellers” has the meaning given in the description of the Parties to the Agreement;
“Sellers’ Accounts” means the EUR denominated and the USD denominated pivot bank accounts (comptes pivot) to be opened by the Paying Agent or jointly by the Sellers’ Representatives for the benefit of the Sellers;
“Sellers’ Connected Person” means:
(a)any Affiliate of a Seller;
(b)any member of the supervisory board or management board, director, officer, employee of a Seller or of any Affiliate of a Seller;
“Sellers’ Representative(s)” has the meaning given in Clause 11.12.1;
“Specific Liability” has the meaning given in paragraph 1.1 of Schedule 8.8;
“Specific Liability Claim” has the meaning given in paragraph 2.1of Schedule 8.8;
“Specific Liability Expiry Date” has the meaning given in paragraph 2.5 of Schedule 8.8;
“Specific Liability Third Party Claim” has the meaning given in paragraph 3 of Schedule 8.8;
“Subsidiary” means, with respect to any Entity, any Entity in which such Entity holds, directly or indirectly more than 50% of the share capital and voting rights;
“Tax” or “Taxation” means any form of tax, levy, impost, duty, charge, contribution, tariff, withholding, deduction, rate or other governmental charge (national or local) in the nature of tax, whenever and wherever imposed, which is collected or assessed by, or payable to, a Tax Authority or any other person as a result of any enactment relating to tax, or any amount paid or in respect of, or on account of, any of the foregoing, together with all related fines, penalties, interest, charges and surcharges, including, for the sake of clarity, all social security contributions and employment and payroll taxes, as well as income taxes paid on behalf of any employee, and in each case, whether payable directly or imposed by way of a withholding or deduction and in respect of any person whether their liability for the same is a primary or secondary liability;
“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;
“Third Party Claim” has the meaning given in Clause 8.6;
“TPG Buyout” has the meaning given in paragraph 1 of Schedule 5.6;
“TPG Buyout Consideration” means the consideration to be paid for the acquisition of the limited liability company membership interests of TPG Plastics held by the TPG Minority Shareholders and for the cancellation of all TPG Options in accordance with paragraph 1 of Schedule 5.6;
“TPG Claim” has the meaning given in paragraph 1.1(f) of Schedule 8.8;
“TPG Minority Shareholder” means any Person (other than the US Seller) that holds limited liability company membership interests of TPG Plastics;
“TPG Option” means an option to acquire membership interests in TPG Plastics, whether pursuant to an option agreement in place between any Person and TPG Plastics or otherwise;

“TPG Optionholders” means, collectively, each Person that holds a TPG Option, who shall include, but not necessarily be limited to, Pavel Smyshlyaev, Keith Martin, Saquib Toor, Shawn Gore, Bruce Kohel, Nathan Edwards, Brian Wingfield, Sean Oberhart, Rachel Oberhart, Marina Gonzalez, Tasneem Malik and Jeffrey Janson;
“TPG Plastics” means TPG Plastics LLC, a Delaware limited liability company;
“TPG Plastics LLC Agreement” means that certain Fourth Amended and Restated Limited Liability Company Agreement among TPG Plastics and the other members named therein, dated as of October 4, 2022;
“TPG SPA” means the redemption and purchase agreement entered into between Beaconhouse TPG SPV LLC, Beaconhouse TPG SPV 2 LLC and Beaconhouse Capial Management LLC as sellers, Beaconhouse Capital Management LLC as seller representative, TPG Plastics as the company and the US Seller as buyer on 4 October 2022;
“Transaction” means the sale and purchase of the Securities by the Sellers to the Purchaser in accordance with the terms of the Agreement;
“Transaction Costs” has the meaning given in Clause 11.9.1;
“USD Completion Purchase Price Payment” has the meaning given in Clause 3.5.1(b);
“USD Tranche Purchase Price” has the meaning given in Clause 3.1.1;
“US Ipackchem Securities” means all of the issued limited liability company membership interests held by the US Seller in Ipackchem USA LLC, a Delaware limited liability company (representing 100% of the issued and outstanding membership interests of Ipackchem USA LLC);
“US Price” has the meaning given in Clause 5.7.2;
“US Purchaser” has the meaning given in the description of the Parties to the Agreement;
“US Seller” has the meaning given in the description of the Parties to the Agreement;
“US Securities” means the US TPG Securities and the US Ipackchem Securities;
“US TPG Securities” means all of the issued limited liability company membership interests held by the US Seller in TPG Plastics LLC, a Delaware limited liability company (representing 100% of the issued and outstanding membership interests of TPG Plastics following the TPG Buyout);
“US Transaction” has the meaning given in Clause 5.7.1;
“VAT” means value added tax imposed pursuant to (a) European Union Directive 2006/112 (including, in relation to the United Kingdom, value added tax imposed by the Value Added Tax Act 1994 and legislation and regulations supplemental thereto) and any other European Union directive or regulation amending, supplementing or replacing such Directive or (b) the laws of any territory outside of the European Union, together with any sales, consumption, goods and services, turnover or other tax of a nature similar to (a) or (b), including any value added tax (or successor thereto) imposed in a former member state of the European Union;
“W&I Policy” has the meaning set forth in Preamble (G); and
“Warranty Agreement” has the meaning set forth in Preamble (G).
1.2Interpretation
1.2.1The titles and headings included in this Agreement are for convenience only and shall not be considered in the interpretation of the provisions of this Agreement.

1.2.2References to “Clause(s)” or “Schedule(s)” are references to clauses or schedules of this Agreement unless otherwise indicated.
1.2.3The Schedules to this Agreement form an integral part hereof and any reference to this Agreement includes the Schedules and vice versa.
1.2.4References to paragraphs are references to paragraphs of the Clause or the Schedule in which the reference appears.
1.2.5The singular shall include the plural of any term used herein (unless the contrary is indicated) and vice versa.
1.2.6The references to a “Party” means a party to the Agreement and includes its successors in title, personal representatives and permitted assignees.
1.2.7The words “herein”, “hereof”, “hereunder”, “hereby”, “hereto”, and words of similar importance shall refer to this Agreement as a whole and not to any particular Clause, paragraph or other subdivision.
1.2.8The words “include”, “includes”, “including” and all forms and derivations thereof shall mean “including but not limited to”.
1.2.9The word “or” is not exclusive and shall be deemed to include the term “and”.
1.2.10References to a “company” shall include any company, corporation or other body corporate irrespective of its legal form, wherever and however incorporated or established.
1.2.11References to “EUR”, “euros”, or “€” are references to the lawful currency from time to time of France and references to “USD”, “dollars” or “$” are references to the lawful currency from time to time of the United States of America. In the event any amount hereunder is stipulated in another currency than euros (other than the USD Tranche Purchase Price), such amount shall be converted to euros using the exchange rate on the preceding Business Day as set forth in the Wall Street Journal.
1.2.12References to times of the day are to Paris time unless otherwise stated.
1.2.13Unless otherwise specified in this Agreement, the obligations of each Seller under this Agreement are entered into individually by that Seller on his/its own behalf in respect of itself only and are made severally (conjointement) and not jointly and severally (solidairement) and separate from any obligation entered into by any other Seller.
1.2.14To the fullest extent permitted by applicable Law, each Party hereby expressly waives the provisions of articles 1190 and 1602 of the French Civil Code.
1.2.15The provisions of Articles 640 to 642 of the French Code of Civil Procedure shall be applied to calculate any period of time under the Agreement, provided that the references in article 642 to “un jour férié ou chômé” and “premier jour ouvrable” shall be interpreted by reference to the definition of “Business Day” provided herein.
1.2.16If a French term has been added in parenthesis after an English term, the French term shall prevail for the interpretation of the relevant English term.
1.2.17Unless the context requires otherwise, any reference to a statutory provision shall include such provision as it may from time to time be modified or re-enacted or consolidated so far as such modification or re-enactment or consolidation applies or is capable of applying to any transactions entered into under this Agreement.
1.2.18Any reference in this Agreement to a “notice” shall be deemed to be a reference to a “written notice” (and the words “notify”, “notified”, “notification” shall be interpreted accordingly).

1.2.19Wherever in this Agreement provision is made for payment by one Party to another, such payment shall be effected by crediting by wire transfer and in immediately available funds the account specified hereunder on or before the due date of payment.
2TRANSFER OF THE SECURITIES
2.1Sale and Purchase of the Securities
2.1.1On the terms and subject to the conditions set out in the Agreement, each Seller agrees to sell to the Purchaser and the Purchaser agrees to purchase from each Seller, all of the Securities it respectively holds, at Completion, free from all Encumbrances, together with all rights attaching to such Securities as at Completion.
2.2Direct Divestment Right
(a)If, within twenty (20) Business Days from the date hereof, the Sellers’ Representatives have each received:
(i)a notice from the President of the Co-InvestCos indicating that the option for the sale by the Co-InvestCos Shareholders of their Co-InvestCos Shares in lieu of the sale by the Co-InvestCos of their Co-InvestCos Shareholdings has been exercised (the “Direct Divestment Right”), in accordance with the terms and conditions of the articles of association of the Co-InvestCos and of this Agreement;
(ii)adherence agreements to this Agreement duly completed and executed in the form attached in Schedule 2.2(a)(ii) from all (and not less than all) Co-InvestCos Shareholders (the “Co-InvestCos Shareholders Adherence Agreement”); and
(iii)power of attorney granted to the President of the Co-InvestCos or to the CFO of the Group duly executed from all (and not less than all) Co-InvestCos Shareholders to effect the transfer of the Co-InvestCos Shares to the Purchaser in accordance with this Agreement, the Sellers’ Representatives shall, jointly, send a notice to the Purchaser notifying the Purchaser that the Co-InvestCos Shareholders have validly exercised the Direct Divestment Right no later than five (5) Business Days prior to the date on which the Pre-Completion Statement shall be sent (the “Direct Divestment Notice”).
(b)Should the Direct Divestment Right be validly exercised in accordance with the provisions of the preceding paragraph:
(i)all Co-InvestCos Shareholders shall sell to the Purchaser, on the Completion Date, the Co-InvestCos Shares (in lieu of the sale to the Purchaser of the Co-InvestCos Shareholdings by the Co-InvestCos);
(ii)the Purchaser shall acquire on the Completion Date (subject to Completion) the Co-InvestCos Shares owned by the Co-InvestCos Shareholders at the Purchase Price as set forth in the Pre-Completion Statement; and
(iii)the Co-InvestCos shall not be deemed “Sellers” under the Agreement but instead shall be deemed “Group Companies” under the Agreement.
(c)If each of the Sellers’ Representatives has not received all the documents listed in paragraph (a) or if less than 100% of the Co-InvestCos Shares are transferred to the Purchaser on the Completion Date, the provisions of this Agreement relating to the transfer of the Co-InvestCos Shares, and the representations and warranties in respect of the Co-InvestCos made under Clause 7.3, shall be deemed null and void and the Co-InvestCos shall transfer to the Purchaser its Securities on the Completion Date.

(d)The Co-InvestCos Shareholders Adherence Agreement shall, when executed, be delivered to the Purchaser, which shall countersign it immediately and deliver the countersigned agreement to the Sellers’ Representatives, it being expressly agreed that the validity and enforceability of the adherence of any such Person to the Agreement is not subject to the countersignature or delivery of the Co-InvestCos Shareholders Adherence Agreement by the Purchaser.
2.3Pre-Completion Donations
The Parties expressly agree that Jean-Philippe Morvan, Antoine Viguié, and, to the extent the Direct Divestment Right is validly exercised, Bruno Gay, are entitled to transfer all or part of the Securities they own at the date of this Agreement by way of donations to their spouse and/or direct ascendant or descendant (en ligne directe) (who shall not be under guardianship (tutelle) or curatorship (curatelle)), provided that:
(a)each transferee of the Securities prior to such transfer agrees to benefit from, and be bound by, all the terms and conditions of this Agreement through the execution of an adherence agreement in the form set out in Schedule 2.3 and to execute a power of attorney to the benefit of Jean-Philippe Morvan, Antoine Viguié or Bruno Gay, as applicable, pursuant to which they shall be entitled to take any actions as may be required and/or necessary in connection with the Transaction on his/her behalf or any arrangements or agreements to be entered into upon Completion;
(b)in the case the transferee of the Securities is minor, a third party administrator (tiers administrateur) shall be designated in accordance with French law, be empowered to transfer the donated Securities pursuant to the Agreement, and simultaneously with the completion of the relevant donation, execute the adherence deed and the power of attorney referred to in paragraph (a) above;
(c)Jean-Philippe Morvan, Antoine Viguié and Bruno Gay shall remain jointly and severally (solidairement) liable with their respective transferee(s);
(d)such transfers shall be completed at the latest ten (10) Business Days prior to the Completion Date and shall not delay Completion; and
(e)the Securities received by the transferees in accordance with this Clause 2.3 shall be sold on the Completion Date.
3PURCHASE PRICE - REPAYMENT OF THE GROUP INDEBTEDNESS
3.1Purchase Price
3.1.1The aggregate consideration for the sale of all the Securities shall be equal to the sum of (A) and (B):
(A)     the “EUR Tranche Purchase Price”, being:
(i)sixty one million two hundred ninety six thousand six hundred sixteen euros (EUR 61,296,616)
(ii)increased by the Additional Amount;
(iii)decreased by the amount of any identified Leakage included in the Pre-Completion Statement;
(iv)decreased by the difference (if positive) between (i) INR 125,00,00,000 and (ii) EUR 5,872,846, but only if the Final MPPL Earn-Out Amount has not been paid before Completion;
(v)increased by an amount equal to the difference (if positive) between (i) EUR 2,814,000 and (ii) the Final TPG Earnout Payment Amount but only if the Final TPG Earnout Payment Amount has been finally determined and paid before Completion;
(vi)increased by an amount equal to the difference (if positive) between (i) EUR 5,627,000 and (ii) the TPG Buyout Consideration;
it being agreed that the total amount of the adjustments referred to in limbs (ii) to (vi) above shall only be taken into account in the EUR Tranche Purchase Price up to an adjustment amount resulting in such EUR Tranche Purchase Price being equal to no less than two million six hundred thousand euros (EUR 2,600,000) (which is the Escrow Amount), and the absolute value of any such exceeding adjustment amount (the “Exceeding Adjustment Amount”) shall be taken into account for the calculation of the USD Tranche Purchase Price, and:
(B)    the “USD Tranche Purchase Price”, being:
(i)two hundred thirteen million four hundred ninety nine thousand four hundred dollars (USD 213,499,400);
(ii)decreased by the amount of Exceeding Adjustment Amount;
(the total of the sum of (A) and (B) being the “Purchase Price”).
3.1.2The Purchase Price shall be final and binding on the Parties and shall not be subject to any upwards or downwards adjustment, subject to the provisions of Clauses 3.1.3, 3.2, 5.1.8, 8.2.2 and 8.8; it being further agreed that any such adjustments of the Purchase Price shall be affected in priority to the EUR Tranche Purchase Price and if any such adjustment exceeds such EUR Tranche Purchase Price, such exceeding amount shall be affected to the USD Tranche Purchase Price.
3.1.3If the Direct Divestment Right is validly exercised, the Purchase Price with respect to the Co-InvestCos Shares will be increased (if the Co-InvestCos Net Cash Position is positive) or decreased (if the Co-InvestCos Net Cash Position is negative) by the amount of the Co-InvestCos Net Cash Position as of the Completion Date.
3.1.4The Purchase Price shall be allocated among the various categories of Securities and among the Sellers in accordance with the respective terms and conditions of the Securities, it being specified and agreed by the Sellers that such allocation shall be the sole responsibility of the Sellers and the Sellers shall hold harmless the Purchaser and the Group Companies for any loss resulting from or in relation to the allocation of the Purchase Price.
3.2Post-Completion Purchase Price Adjustment
3.2.1Subject to Completion occurring, the Purchase Price shall be adjusted as follows:
(a)if the Final MPPL Earn-Out Amount has not been paid before Completion and if the Final MPPL Earn-Out Amount is lower than INR 125,00,00,000, the Purchase Price shall be increased by an amount equal to the difference between INR 125,00,00,000 and the Final MPPL Earn-Out Amount; and
(b)if the Final TPG Earnout Payment Amount is finally determined and paid after Completion and the Final TPG Earnout Payment Amount is lower than EUR 2,814,000, the Purchase Price shall be increased, on a euro for euro basis, by an amount equal to the difference between EUR 2,814,000 and the Final TPG Earnout Payment Amount.
3.2.2Any increase of the Purchase Price in accordance with Clause 3.2.1(a) or Clause 3.2.1(b) shall be paid by the Purchaser to the Sellers as soon as possible and no later than ten (10) Business Days after the Final MPPL Earn-Out Amount or the Final TPG Earnout Payment Amount, as applicable, have been determined.

3.2.3The Financial Seller shall conduct, at the Sellers’ costs, any interactions with the relevant counterparties relating to the determination of the Final MPPL Earn-Out Amount and/or the Final TPG Earnout Payment Amount. In this respect, the Purchaser and the Group Companies shall provide the Financial Seller with all assistance, information, documents and access to sites and employees in relation to the above interactions which the Financial Seller may reasonably request.
3.3Repayment of the Group Indebtedness
3.3.1The Purchaser acknowledges that the Group Indebtedness will become due and payable in full on the Completion Date as a result of the completion of the Transaction.
3.3.2On the Completion Date, the Purchaser shall, as an essential condition to the Transaction, in addition to the payment of the Completion Purchase Price Payments and the Escrow Payment, repay on behalf of the Group Companies, or cause the Group Companies to repay, the full amount of the Group Indebtedness with value date (date de valeur) on the Completion Date at no cost for the Sellers.
3.3.3The Sellers shall:
(a)obtain the conditional deed of release of any Encumbrance which has been granted under the Financing Documents subject only to the full repayment of the Group Indebtedness, at no cost for the Purchaser and the Group Companies other than those set forth in the Financing Documents; and
(b)procure that, subject to Completion and the full repayment of the Group Indebtedness in accordance with Clause 3.3.2, the Purchaser and the Group Companies shall bear no liability in respect of the release of any Encumbrance which has been granted under the Financing Documents.
3.4Pre-Completion Statement
3.4.1At least five (5) Business Days prior to the Completion Date, the Sellers’ Representatives shall, jointly, deliver to the Purchaser a statement (the “Pre-Completion Statement”) including:
(a)an amended version of Schedule (B) to reflect any transfer completed in accordance with the provisions of Clause 2.3 and, if the Direct Divestment Right is validly exercised, an amended version of Schedule 1;
(b)if the Direct Divestment Right is validly exercised, the amount of the Co-InvestCos Net Cash Position together with documents supporting the calculation of such Co-InvestCos Net Cash Position;
(c)the amount of any identified Leakage (including the amount of any costs, expenses and Taxes incurred by a Group Company (other than Ipackchem LLC) in connection with the implementation of the Ipackchem LLC Carve-Out) and any Permitted Leakage (if any), the Additional Amount and the resulting EUR Tranche Purchase Price, USD Tranche Purchase Price and the Purchase Price;
(d)for each Seller his number of Securities;
(e)confirmation and reasonable evidence of the payment of the Final MPPL Earn-Out Amount;
(f)the calculation of the Final TPG Earnout Payment Amount (including the calculation of the EBITDA during the Earnout Period (as those terms are defined in the TPG SPA)) and reasonable evidence of the payment of the Final TPG Earnout Payment Amount, if applicable;
(g)detailed calculation of the TPG Buyout Consideration, provided that absence such detailed calculation such consideration is deemed to be equal to EUR 5,627,000;

(h)the allocation of the Purchase Price among each category of Securities (as adjusted in accordance with Clauses 3.1.3, 5.1.8, 8.2.2 and 8.8, as applicable);
(i)the itemized amount of the Group Indebtedness at the Completion Date and the payment account details of the bank accounts to which repayment of the Group Indebtedness shall be made at Completion; and
(j)the details of the Sellers’ Accounts to which the Completion Purchase Price Payments shall be made on the Completion Date.
3.5Completion Payments
3.5.1On the Completion Date, the Purchaser shall:
(a)pay an amount in EUR equal to the EUR Tranche Purchase Price less the Escrow Amount, with value date (date de valeur) on the Completion Date, by wire transfer of immediately available funds to the EUR denominated Sellers’ Account as specified in the Pre-Completion Statement (the “EUR Completion Purchase Price Payment”);
(b)pay an amount in USD equal to the USD Tranche Purchase Price, with value date (date de valeur) on the Completion Date, by wire transfer of immediately available funds to the USD denominated Sellers’ Account as specified in the Pre-Completion Statement (the “USD Completion Purchase Price Payment” and, together with the EUR Completion Purchase Price Payment, the “Completion Purchase Price Payments”);
(c)pay an amount equal to the Escrow Amount, with value date (date de valeur) on the Completion Date, by wire transfer of immediately available funds to the Escrow Account (the “Escrow Payment”);
(d)pay or cause the Group Companies to pay an amount equal to the Group Indebtedness with value date (date de valeur) on the Completion Date, by wire transfer of immediately available funds to the bank account(s) of the finance parties under the Financing Documents as specified in the Pre-Completion Statement;
(together, the “Completion Payments”).
3.5.2The Sellers declare to comply and undertake to comply with all applicable Sanctions and not to use the Purchase Price in any way which may result in a violation of any applicable Sanctions by the Sellers, any Group Company and/or the Purchaser.
4COMPLETION CONDITIONS
4.1Completion Conditions
4.1.1Completion is subject to the following conditions precedent (the “Completion Conditions”):
(a)all Antitrust Clearances having been obtained and being in full force and effect (the “AT Completion Conditions”);
(b)the Required Foreign Investment Clearance shall have been duly obtained and shall be in force and effect (the “FDI Completion Condition” and, together with the AT Completion Conditions, the “Regulatory Completion Conditions”); and
(c)the Ipackchem LLC Carve-Out Approvals having been obtained and the Ipackchem LLC Carve-Out being completed in accordance with Clause 4.3.1 (the “Ipackchem LLC Completion Condition”).
4.1.2Each of the Regulatory Completion Conditions is for the benefit of both the Purchaser and the Sellers. Should any of them not be fulfilled, the Purchaser and the Financial Sellers, acting in its capacity as Sellers’ Representative (being entitled to act solely), may (to the extent permitted by Law) waive such Regulatory Completion Condition in whole or in part, by written mutual consent.
4.1.3The Ipackchem LLC Completion Condition is for the benefit of the Purchaser. Should it not be fulfilled, the Purchaser may, in accordance with the terms and conditions of this Agreement (and in particular Clause 4.3.3(b)(ii)) waive such Ipackchem LLC Completion Condition in whole or in part, by written notification to the Sellers’ Representatives.
4.2Cooperation Regarding the Regulatory Completion Conditions and Responsibility For Satisfaction
4.2.1The Purchaser shall not, and shall procure that none of the Purchaser’s Connected Persons shall, take any action that could be expected to prevent, adversely interfere with or delay the satisfaction any of the Regulatory Completion Conditions (or any part thereof).
4.2.2The Purchaser shall:
(a)with respect to the AT Completion Conditions, submit a filing or where required a draft filing to each Antitrust Authority and promptly following the date of this Agreement, and in any event, within fifteen (15) Business Days of the date hereof;
(b)with respect to the Required Foreign Investment Clearance, submit a filing to the Direction Générale du Trésor of the French Ministry of Economy promptly following the date of this Agreement, and in any event, within fifteen (15) Business Days of the date hereof;
(c)when available, use or require from the relevant Antitrust Authority the application of a simplified procedure;
(d)make all such notifications and filings and progress the related reviews with each Antitrust Authority and the Direction Générale du Trésor of the French Ministry of Economy with all due diligence and in accordance with all applicable time limits;
(e)make its reasonable best efforts to avoid any declaration of incompleteness by any Antitrust Authority or the Direction Générale du Trésor of the French Ministry of Economy or any suspension of any review period;
(f)with respect to the AT Completion Conditions, make its reasonable best efforts to procure the satisfaction of the AT Completion Conditions as soon as reasonable practicable and in any event on or before the Long Stop Date, including by proposing, offering to commit and agreeing with each Antitrust Authority to effect (and if such offer is accepted, commit to effect, and thereafter effect), by agreement, order or otherwise, the sale, divestiture, license, or disposition of any necessary assets or businesses of the Group Companies, of the Purchaser or any of its Affiliates and any other undertakings, commitments, conditions and other remedies as may be required by each Antitrust Authority to obtain the Antitrust Clearances. Notwithstanding anything to the contrary in this Agreement, the Purchaser will not offer, accept or agree any conditions, obligations, undertakings and/or modifications when fulfilling its obligation under this Clause 4.2.2 which would have or would reasonably be expected to have a material adverse effect on the combined operations of the Greif Group and the Group, taken as whole, in, as applicable, Latin and South America (such continent to include in particular the countries listed in Schedule 4.2.2(f)) or Africa (such continent to include in particular the countries listed in Schedule 4.2.2(f));
(g)with respect to the Required Foreign Investment Clearance take all steps necessary, desirable or advisable to secure the satisfaction of the Completion Conditions prior to the Long Stop Date, including by agreeing to such undertakings, commitments, conditions and other remedies to the Direction Générale du Trésor of the French Ministry of Economy as may be required or requested by the Direction Générale du Trésor of the French Ministry of Economy to obtain the Required Foreign Investment Clearance, in particular any undertaking or commitment set forth in any draft

“undertaking letter” (lettre d’engagement) proposed by the Direction Générale du Trésor of the French Ministry of Economy; provided, however, that in no event shall the Purchaser be required to take any commitment, undertaking, step or action that, individually or in the aggregate with all other commitments, undertakings, steps or actions taken pursuant to Clause 4.2.2, would have or would reasonably be expected to have a material adverse effect on the combined operations of the Greif Group and the Group, taken as whole, in Europe;
(h)undertake not to, either alone or acting in concert with others, acquire or offer to acquire, or cause another person to acquire or to offer to acquire, or progress or contemplate (or cause another person to progress or contemplate) arrangements which, if carried into effect, would result in the acquisition of a competing or related business to a Group Company’s business or any other business the acquisition of which might reasonably be expected to prejudice or delay the outcome of any Completion Condition;
(i)provide the Financial Seller with a reasonable opportunity to provide comments on drafts of all filings and draft filings, responses to requests for information and other documentation prior to their submission to any Antitrust Authority and/or the Direction Générale du Trésor of the French Ministry of Economy (it being acknowledged that certain parts of such drafts and/or documents may be shared on a confidential outside counsel to counsel basis only and provided that all privileged or commercially sensitive information relating to the Purchaser, or its Affiliates may be first removed) and to take into account all reasonable comments thereon by the Financial Seller;
(j)respond promptly and in any event in accordance with any relevant time limit to all inquiries received from any Antitrust Authority and/or the Direction Générale du Trésor of the French Ministry of Economy to whom a filing has been made for additional information or documentation and to supplement such filings as reasonably requested by each relevant Antitrust Authority and the Direction Générale du Trésor of the French Ministry of Economy.
4.2.3In addition, the Purchaser undertakes to:
(a)keep the Financial Seller informed of all material contact with the Antitrust Authorities and the Direction Générale du Trésor of the French Ministry of Economy and provide the Financial Seller (or if necessary the Financial Seller’s legal counsel on a strictly confidential basis) with copies of all material documentation in relation thereto provided that all privileged or commercially sensitive information relating to the Purchaser, or its Affiliates may be first removed and as far as reasonably possible allow the Financial Seller the opportunity to participate in all material calls and meetings with the Direction Générale du Trésor of the French Ministry of Economy and/or the Antitrust Authorities relating to the Transaction to the extent not related to privileged or commercially sensitive information relating to the Purchaser and or its Affiliates; and
(b)notify the Financial Seller in writing (i) of the making of any formal notification to the Direction Générale du Trésor of the French Ministry of Economy and each Antitrust Authority on the date on which it is filed, (ii) upon becoming aware of any event, fact or circumstance that could result in any of the Antitrust Clearances or the Required Foreign Investment Clearance being delayed or denied, or of the possibility of a second phase investigation being initiated by any Antitrust Authority and (iii) of the satisfaction of each of the AT Completion Conditions and the FDI Completion Condition within one (1) Business Day of becoming aware of the same (such notification to include a copy of the document(s) evidencing the satisfaction of the AT Completion Conditions and the FDI Completion Condition to the extent permitted by applicable Law).
4.2.4The Sellers undertake, to the extent permitted by applicable Law, to co-operate with the Purchaser in good faith and to use all reasonable endeavours to procure (so far as it lies within their respective powers) cooperation by the Group Companies with a view to assist the

Purchaser in satisfying the Regulatory Completion Conditions, including, to the extent necessary and on a confidential basis, providing all information reasonably required by the Purchaser in relation to the business of the Group Companies or in relation to the Sellers and providing all information reasonably required by the Direction Générale du Trésor of the French Ministry of Economy and the Antitrust Authorities in relation to the business of the Group Companies or in relation to the Sellers, provided that any information in relation to the Sellers and commercially sensitive information relating to any of the Group Companies shall be provided only to the Direction Générale du Trésor of the French Ministry of Economy and/or the Antitrust Authorities and/or, if necessary to the Purchaser’s outside counsel on a strictly confidential basis and shall not be provided to the Purchaser. It being specified that the satisfaction of the Regulatory Completion Conditions shall be the final and sole responsibility and obligation of the Purchaser.
4.2.5All costs and expenses incurred by the Purchaser or the Group in relation to the satisfaction of the Regulatory Completion Conditions shall be borne by the Purchaser.
4.3Actions Regarding the Ipackchem LLC Carve-Out Condition and Responsibility For Satisfaction
4.3.1Ipackchem LLC Carve-Out Process
(a)The Parties acknowledge that the Sellers and the Group have initiated a process for the purpose of either (i) transferring (by way of sale or otherwise) Ipackchem LLC to a third party or (ii) liquidating Ipackchem LLC (including, to the extent reasonably useful or necessary, the prior divesting or otherwise transferring Ipackchem LLC’s assets and liabilities to a Third Party) (together the “Ipackchem LLC Carve-Out”).
(b)The Sellers shall and shall procure that the Group Companies shall:
(i)do their best efforts to promptly obtain the Ipackchem LLC Carve-Out Approvals and to promptly complete the Ipackchem LLC Carve-Out, it being specified that the Sellers will therefore prioritize the prospective bidder who will give the most comfort in terms of speed and certainty for the obtaining of the Ipackchem LLC Carve-Out Approvals and the completion of the Ipackchem LLC Carve-Out;
(ii)keep the Purchaser promptly informed of the progress of the negotiations with respect to the Ipackchem LLC Transfer Agreement, the Ipackchem LLC Carve-Out Approvals and the completion of the Ipackchem LLC Carve-Out and, in particular, to promptly provide to the Purchaser all information, documents and communication relating thereto (it being acknowledged that certain parts of such information, documents and communication may be shared on a confidential outside counsel to counsel basis only and provided that all privileged or commercially sensitive information relating to the Sellers, or their Affiliates may be first removed); and
(iii)comply with all applicable Law, and in particular Sanctions and Anti-Corruption Regulations, in the context of the Ipackchem LLC Carve-Out Approvals and the Ipackchem LLC Carve-Out.
(c)The Sellers undertake, to the extent permitted by applicable Law, to disclose in writing to the Purchaser anything which will or is likely to prevent the Ipackchem LLC Completion Condition from being satisfied promptly after it comes to their notice.
(d)The Sellers shall not, and shall cause the Group Companies not to enter into any binding undertaking in connection with the Ipackchem LLC Carve-Out which would (i) create any post-closing covenant or business restrictions for the Group Companies (such as non-compete or exclusivity undertakings), (ii) create any indemnity undertakings for the Group Companies or (iii) reasonably be expected to result in any Loss (other than the implementation of the Ipackchem LLC Carve-Out itself and any fundamental representations in relation thereto) for the Group Companies (other than

Ipackchem LLC) without the prior approval of the Purchaser, except if the Sellers hold the Group Companies (other than Ipackchem LLC) harmless against any such indemnities or Losses (and such hold harmless undertaking is secured by a guarantee reasonably acceptable to the Purchaser).
(e)The Sellers shall procure that any agreement in place between the Group Companies and Ipackchem LLC (in particular the Ipackchem LLC Interco Agreement) being terminated as of the completion of the Ipackchem LLC Carve-Out, without any cost or liability for the Group Companies, except with respect to post-Completion technical consultation services that may be delivered by the Group Companies in connection with the Ipackchem LLC Carve-Out, such technical consultation services to be limited to those listed in the draft license agreement attached in Schedule 4.3.1(e) and rendered in accordance with all appliable Laws (in particular applicable Fight Against Money Laundering and Financing of Terrorism Regulations, applicable Anti-Corruption Regulations and/or applicable Sanctions).
(f)The Sellers shall procure that as from the completion of the Ipackchem LLC Carve-Out (i) Ipackchem ceases using the name “Ipackchem” (including as design, trade mark, trade name, company name, shop sign, trade dress, logo, domain name or URL) and (ii) removes the “Ipackchem” name from any material or support (including any legal register, commercial or marketing document, logo, website or URL) used by Ipackchem LLC. As an exception to the foregoing, Ipackchem LLC shall be entitled to sell its existing inventories showing “Ipackchem” branding during a maximum period of ninety (90) days as from the completion of the Ipackchem LLC Carve-Out, it being provided that the Sellers shall use their best efforts in order to minimize such period as much as possible in the context of their negotiations with third party purchaser.
(g)The Sellers represent and warrant that (i) the Ipackchem LLC Interco Agreement is valid, binding and enforceable in accordance with its terms and do not contravene Applicable Laws and (ii) the origin and source of funds paid to JPack International under the Ipackchem LLC Interco Agreement has not been directly generated from any activity or conduct contrary to applicable Fight Against Money Laundering and Financing of Terrorism Regulations, applicable Anti-Corruption Regulations and/or applicable Sanctions.
4.3.2Ipackchem LLC Carve-Out Proceeds
(a)The Ipackchem LLC Carve-Out Proceeds received by the Group Companies may be, at the sole discretion of the Financial Seller, distributed or otherwise transferred, on a euro for euro basis less any costs, expenses or Taxes incurred by any Group Company (other than Ipackchem LLC) in connection with such distribution, to the Sellers, subject to any such distribution or transfer being completed in compliance with applicable Laws. To the extent the Ipackchem LLC Carve-Out Proceeds were not distributed to the Sellers on or before the Completion Date, the Purchaser shall pay to the Sellers, by way of an adjustment to the Purchase Price, any amount that could have been distributed or otherwise transferred to the Sellers in accordance with the preceding sentence, as soon as reasonably practicable after the Completion Date.
(b)Any allocation of the Ipackchem LLC Carve-Out Proceeds to the Sellers pursuant to this Clause 4.3.2, shall be made among the various categories of Securities and among the Sellers in accordance with the respective terms and conditions of the Securities, it being specified and agreed by the Sellers that such allocation shall be the sole responsibility of the Sellers and the Sellers shall hold harmless the Purchaser and the Group Companies for any loss resulting from or in respect of such allocation.
4.3.3Election Notice
(a)If the Ipackchem LLC Completion Condition is not satisfied or waived by the Ipackchem LLC Trigger Date, the Financial Seller, acting in its capacity as Sellers’ Representative (being entitled to act solely), shall have the discretionary right to send to the Purchaser a formal election notice no later than seven (7) Business Days of the Ipackchem LLC Trigger Date (the “Election Notice”).
(b)Upon receipt by the Purchaser of the Election Notice, the Purchaser shall have the discretionary right, by sending a notice to the Financial Seller (the “Response to the Election Notice”), to opt between one of the two following options:
(i)terminate this Agreement in accordance with Clauses 10.1 and 10.2, in which case the Agreement shall be automatically terminated upon receipt by the Financial Seller of the Response to the Election Notice; or
(ii)irrevocably waive the Ipackchem LLC Completion Condition.
(c)If, within no later than seven (7) Business Days from the date the Purchaser received the Election Notice, the Purchaser does not send the Response to the Election Notice expressly indicating its choice for either of the above two options, the Purchaser shall be deemed to have opted for the termination of the Agreement in accordance with Clause 4.3.3(b)(i) above.
4.4Long Stop Date
4.4.1If all Completion Conditions are not satisfied by the Long Stop Date, each of the Financial Seller and the Purchaser shall have the right, in its sole discretion, to (i) terminate the Agreement in accordance with Clause 10.1.1(d) or (ii) postpone the Long Stop Date to a later date being no more than twenty (20) Business Days after the initial Long Stop Date.
5CERTAIN COVENANTS
5.1Leakage
5.1.1The Sellers warrant to the Purchaser that there has been no Leakage between the Locked Box Date (excluded) and the date of this Agreement (included).
5.1.2The Sellers shall procure that no Group Company shall permit or make any Leakage between the date hereof (excluded) and the Completion Date (included).
5.1.3In case of a breach of Clause 5.1.1 and/or Clause 5.1.2 by a Seller, such Seller shall, after Completion (and subject to the occurrence of Completion), repay to the Purchaser on a euro for euro basis, by way of an adjustment to the Purchase Price, the amount of the Leakage actually received by such Seller or any of its Sellers’ Connected Persons. To the extent any Leakage is received or made in favour directly or indirectly, of (i) several Sellers (and/or several Sellers’ Connected Persons), the repayment obligation shall be entirely borne severally but not jointly (conjointement mais non solidairement) by such Sellers pro rata the percentage of the Purchase Price (as calculated prior to any adjustment resulting from this Clause 5.1) allocated to each of the relevant Sellers over the aggregate portion of the Purchase Price (as calculated prior to any adjustment resulting from this Clause 5.1) allocated to all the concerned Sellers; and (ii) a third party, directly or indirectly all the Sellers or to no Seller or any Sellers’ Connected Person in particular, the repayment obligation shall be borne severally but not jointly (conjointement mais non solidairement) by all Sellers, pro rata their respective portion of the Purchase Price. For the avoidance of doubt, no Seller shall be liable to reimburse the Purchaser in respect of Permitted Leakages.
5.1.4For the purpose of this Agreement, a Leakage should be calculated net of any current Tax reduction in Tax payable available to any Group Company in respect of any matter giving rise to such Leakage.
5.1.5No Seller shall have any liability under Clause 5.1 unless:
(a)Completion has occurred;
(b)a claim has been notified to all the Sellers’ Representatives in writing on or before the date which is nine (9) months from the Completion Date; and

(c)court proceedings have been validly brought against the relevant Seller (and such proceedings have not been withdrawn or terminated) within six (6) months of its being notified in accordance with paragraph (b) above if the relevant claim has not been agreed by that Seller.
5.1.6Any notice of claim by the Purchaser under Clause 5.1.6 shall specify in reasonable detail the legal and factual basis of the claim and evidence on which the Purchaser relies and sets out the Purchaser’s estimate of the amount of Leakage which is the subject of the claim.
5.1.7In case a Leakage claim has been notified in accordance with this Clause 5.1, the Purchaser shall provide the relevant Sellers and their representatives with reasonable access, during business hours, to all relevant books, records and documents of the Group Companies and other relevant financial or accounting information, with the right to take copies, reasonably required to audit the Leakage claim and to verify the amount of Leakage that has been notified by the Purchaser.
5.1.8The Parties hereby agree that any payment made by the Sellers under this Clause 5.1 shall constitute an adjustment to the Purchase Price and agree to treat any such payment as such for all Tax, accounting and financial reporting purposes.
5.1.9The right of the Purchaser to make a claim and to receive an amount by way of an adjustment to the Purchase Price pursuant to and in accordance with this Clause 5.1 shall be the Purchaser’s exclusive remedy to the extent any Leakage, that has occurred or has become known between the Locked Box Date (excluded) and the Completion Date (included), has been notified by the Sellers in the Pre-Completion Statement, and the Purchaser shall not, and shall procure that the Group Companies shall not, otherwise claim for the payment of the same from any of the Sellers or Sellers’ Connected Persons.
5.1.10To the extent a Leakage is deducted from the Purchase Price in accordance with Clause 3.1.1, the relevant Sellers shall be definitively discharged of any payment obligations relating to or in connection with such Leakage.
5.2Ordinary Course of Business of the Group Companies
5.2.1During the period from the date hereof to the Completion Date, the Sellers will exercise their respective rights as, as the case may be, shareholders, legal representatives, members of supervisory boards or management boards or directors, officers or employees of the Group Companies, so as to ensure that:
(a)no Group Company amends its articles of association (or equivalent constitutional documents), other than as a consequence of any action otherwise permitted under this Clause 5.2;
(b)no Group Company declares, sets aside, makes or pays any dividend or other distribution (in cash or otherwise), or purchases or redeems any of its own equity securities, other than to another Group Company;
(c)no Group Company issues or transfers any shares or any options, warrants or other rights to purchase or subscribe to any such shares or any securities convertible into or exchangeable for or repayable into shares, except for the issuance or transfer of any such securities to another Group Company;
(d)no Group Company acquires or otherwise takes any material shareholding in (except for minority interests acquired, sold or otherwise disposed of in the context of the management by the Group Companies of their cash resources and short-term investment portfolio), or merges with, another Entity (except for any operation between Group Companies);
(e)no Group Company makes any material change in its Tax and/or accounting procedures, principles, policies or practices (including for the avoidance of doubt, not changing the reference dates or transfer pricing practices), other than changes required by IFRS, Law, or other accounting rules, or make, revoke or change any Tax election, settle or compromise any procedure, dispute or action relating to Taxes, file any amended or past due Tax return in each case to the extent that such changes would be inconsistent with past practice and could reasonably be expected to materially increase the Tax Liabilities to the Group Companies or the Purchaser;
(f)no Group Company changes its residence for Tax purposes or establishes any branch or permanent establishment in any jurisdiction outside its jurisdiction of incorporation or the jurisdiction in which it is resident for Tax purposes (if different);
(g)no Group Company incurs additional material borrowings or any other material indebtedness or grants securities or guarantees other than (i) any borrowings granted between Group Companies or (ii) as permitted by the Financing Documents;
(h)no Group Company enters into any agreements between, on the one hand, any of the Group Companies and, on the other hand, any of the Sellers or their Affiliates, or enters into any transaction with or for the benefit of any of the directors or corporate officers of the Group Companies, except in the ordinary course of business, and on terms which are in any material respect no less favorable to the concerned Group Company than normal arm’s length terms;
(i)no Group Company acquires or disposes of, or agrees to acquire or dispose of any operational asset (other than inventories) involving consideration, expenditure or liability or makes any operating capital expenditure which, is in excess of five hundred thousand Euros (EUR 500,000) individually and is not contemplated in the budgeted capital expenditures above five hundred thousand Euros (EUR 500,000) attached under Schedule 5.2.1(i).
(j)no Group Company grants any loan to any third parties, except payment terms for goods or services provided to any person in the ordinary course of business and except for loans to another Group Company, or guarantees the obligation of any third party (other than another Group Company);
(k)no Group Company creates any Encumbrance over any of its material assets or shareholding to guarantee the obligations of any third party;
(l)no Group Company enters into, terminates or modifies any agreement with any Key Employee to provide for severance payments or other termination indemnities or to grant any increase in compensation or other benefit to any employee, except for such increases and benefits imposed by Law, the collective agreements or employment contracts or corporate officer agreements in force at the Put Option Date (which shall include normal periodic performance reviews and related compensation and benefit increases and payment or reimbursement of travel and other business expenses) or provided for in the Group Companies’ annual budget;
(m)no Group Company substantially modifies or terminates any significant business relationships or material customer or supply agreements other than in the ordinary course of business;
(n)no Group Company enters into any settlement or compromise of any dispute, proceeding or litigation which would result in a payment or liability by a Group Company in excess of one hundred thousand Euros (EUR 100,000);
(o)no Group Company becomes a Restricted Person;
(p)no Group Company directly or indirectly conducts any business dealings or activities with or for the benefit of any Restricted Person or otherwise in any Sanctioned Country or, save in respect of JPack International and Ipackchem LLC pursuant to the Ipackchem LLC Interco Agreement and subject to compliance with applicable Laws and notably Sanctions, in the country of incorporation of Ipackchem LLC;

(q)there is no goods supply between (i) the Group Companies (other than Ipackchem LLC) and (ii) Ipackchem LLC or any entity in the same jurisdiction during the interim period;
(r)no Group Company shall take any action which would put it in violation of any Sanctions and/or Section 7.2.3 of this Agreement; and
(s)no Group Company shall commit in writing to take any of the actions set forth in the foregoing paragraphs (a) through (r).
5.2.2With the exception of the undertakings set forth in paragraphs (o) to (q) of Clause 5.2.1, the undertakings set forth in Clause 5.2.1 shall not operate so as to restrict or prevent:
(a)any action as may be contemplated elsewhere in this Agreement or which is necessary to implement the Transaction contemplated herein;
(b)any action as may be consented to by the Purchaser (which consent shall not be unreasonably withheld or delayed) in accordance with Clause 5.2.3;
(c)any action in relation to which the consultation of the Purchaser to obtain its prior consent would result in a breach of applicable Law;
(d)any matter reasonably undertaken by any Group Company in an emergency or disaster situation with the intention of minimising any adverse effect of such situation for such Group Company;
(e)any action that is required by Law;
(f)any action which qualifies as a Permitted Leakage;
(g)any action necessary or advisable in connection with the Ipackchem LLC Carve-Out and/or the distribution of the Ipackchem LLC Carve-Out Proceeds to the Sellers (within the limits of the Permitted Leakages), so far as such action is in compliance with applicable Law and in particular Sanctions;
(h)any action to which the Purchaser will have consented in accordance with Clause 5.2.3.
5.2.3For the purposes of granting any consents which may be requested, jointly, by the Sellers’ Representatives pursuant to Clause 5.2, the Purchaser hereby designates Mr. Matthew Leahy Matthew Leahy (Matthew.Leahy@greif.com), with copy to Gary Martz (Gary.Martz@Greif.com) and Romy Richter (romy.richter@allenovery.com) with immediate effect and represents and warrants to, and agrees with, the Sellers that Mr. Matthew Leahy Matthew Leahy shall have full capacity and right to give any such consents on behalf of the Purchaser during the term of this Agreement. The consent of the Purchaser shall in no event be unreasonably withheld or delayed, having due consideration for the corporate interest of the Group. Within three (3) Business Days of receipt of any request for consent by the Sellers’ Representatives, the Purchaser shall have the right to notify the Sellers’ Representatives that it objects to the proposed action (which notice of objection shall indicate its reasons for so objecting). If the Purchaser has not notified the Sellers’ Representatives, as the case may be, of its objection to a proposed action within such period of three (3) Business Days, the Purchaser shall be deemed to have irrevocably consented to such proposed action. As an exemption to Clause 11.13, notices under this Clause 5.2 can be delivered by e-mail (without any confirmation by an overnight courier service) and such notice shall be deemed received at the time of the delivery receipt.
5.2.4Subject to applicable Law and applicable confidentiality undertakings, the Sellers shall, so far as they are aware, promptly inform the Purchaser of the termination of any material agreements during the period from the date hereof to the Completion Date.
5.2.5Notwithstanding anything to the contrary in this Agreement, for the purposes of this Clause 5.2 the Sellers shall be under no obligation to provide to the Purchaser and/or any of the

Purchaser’s Connected Persons any commercially sensitive information the disclosure of which would likely constitute a breach of applicable Law.
5.3W&I Insurance
5.3.1Prior to the Put Option Date, the Purchaser informed the Sellers of its intent to subscribe at its own cost and risk the W&I Policy to receive coverage for certain risks and liabilities which may arise with respect to the Securities, the Group Companies or their business.
5.3.2The Sellers expressed their willingness to enter into this Agreement on the express condition that no liabilities may be sought against the Sellers or any Sellers’ Connected Persons in connection with such W&I Policy. The Purchaser takes full responsibility for the adequacy and sufficiency of the W&I Policy and agrees that no claim may be made against the Sellers or any Sellers’ Connected Persons by the Purchaser (or any other beneficiary under the W&I Policy), or the insurers under the W&I Policy or any third party, in each case in connection with such Business Warranties (as defined below) and the W&I Policy, other than in case of fraud or willful misconduct.
5.3.3The Purchaser shall not be permitted to amend the subrogation provisions of the W&I Policy either prior to or after the Put Option Date to the extent such amendment results in the insurers under the W&I Policy or any third party having recourse against the Sellers or any Sellers’ Connected Persons in connection with the granting of the warranties under the Warranty Agreement (the “Business Warranties”), other than in case of fraud or willful misconduct.
5.3.4Any inability of the Purchaser to pursue or obtain any remedy under the W&I Policy in respect of any breach of any of the Business Warranties, whether due to the Business Warranty being excluded from coverage, the insured amount being insufficient, any deductible being applied, any exclusions being applicable, or otherwise (including without limitation if the W&I Policy is invalid due to the insolvency, breach or default of any person), shall not affect or in any way increase the liability of the Sellers or any Sellers’ Connected Persons under this Agreement.
5.3.5The Purchaser shall indemnify and hold the Sellers and any Sellers’ Connected Persons, harmless, on a euro for euro basis, from and against any Loss incurred or suffered by the Sellers or any Sellers’ Connected Persons relating to or arising from any breach of the covenants in this Clause 5.3 The Sellers’ Connected Persons are expressly intended as third-party beneficiaries of this Clause 5.3.5.
5.4Material Consents
5.4.1Between the date of this Agreement and the Completion Date and so far as it lies within their respective powers, the Sellers shall use, and shall cause the relevant Group Companies to use, their commercially best efforts to obtain, prior to Completion, any necessary waiver to exercise change of control provisions triggered by the Transaction stipulated in the relevant agreements as identified in Schedule 5.4 (the “Material Consents”).
5.4.2In relation to the obtaining of the Material Consents, the Sellers, so far as it lies within their respective powers, shall, and shall procure that the relevant Group Companies shall:
(a)make all necessary contacts, notices and filings with the relevant third parties whose consent is necessary to obtain the Material Consents;
(b)promptly provide any reasonable additional information and documentary material that may be requested by the relevant Governmental Authority or counterparty, subject to any applicable confidentiality undertakings;
(c)subject to any applicable confidentiality undertakings, promptly notify the Purchaser of the material steps of the procedure and any material communications with the relevant counterparty;
(d)promptly deliver to the Purchaser a copy of the obtained Material Consent;

it being provided that the Sellers shall not, and shall cause the Group Companies not to make any commitment whatsoever vis-à-vis any concerned Third Party which may have an impact on the Group Companies or accept any amendment to the terms of the concerned contracts in order to obtain such Material Consents, without the prior approval of the Purchaser.
5.4.3The Purchaser shall:
(a)promptly provide any additional information and documentary material that may be reasonably requested by any counterparty in relation to the Material Consents, subject to any applicable confidentiality undertakings;
(b)cooperate with, and provide all such information and all reasonable assistance as the Sellers and the Group Companies may request in order to obtain such Material Consents.
5.5Buy-out of MPPL’s minority shareholders
5.5.1So far as it lies within their respective powers, the Sellers shall do their best efforts to procure that Ipackchem Group SAS and JPack International SAS (i) exercise their call option in order to acquire the MPPL Minority Shares from Mr. Ramesh Pillai, Mrs. Jaya Pillai and Mr. Karthik Pillai, at a price determined in accordance with the terms of the MPPL SHA (the “MPPL Earn-Out”) and (ii) pay the outstanding MPPL Holdback Amount, after deduction of any amount to be retained as a result of a warranty claim made by Ipackchem Group SAS and JPack International SAS against any of Mr. Ramesh Pillai and Mrs. Jaya Pillai, as the case may be under the MPPL BTAs (the “MPPL Payable Holdback Amount”), in accordance with the terms of the MPPL BTAs.
5.5.2In order to have the MPPL Earn-Out paid and the MPPL Payable Holdback Amount paid within the shortest possible time period, the Purchaser shall, and shall procure that MPPL shall:
(a)use their best efforts in order to have the financial accounts of MPPL for the financial year ended 31 March 2023 audited, to determine the amount of the MPPL Earn-Out and to have the calculation of the MPPL Earn-Out audited as soon as possible following the date of this Agreement;
(b)exercise their call option within ten (10) days of the MPPL Earn-Out being determined in accordance with the terms of the MPPL SHA;
(c)pay the MPPL Earn-Out and complete the acquisition of the MPPL Minority Shares in a timely manner in accordance with the terms of the MPPL SHA.
5.6TPG
The Parties agree that their respective rights and obligations relating to the TPG Buyout (including the determination of the TPG Buyout Consideration) are attached under Schedule 5.6.
5.7US Carve-Out
5.7.1Subject to the completion of the Completion Conditions, on the Completion Date (but on or immediately prior to Completion), the US Seller shall sell, and the US Purchaser shall acquire, the US Securities, free and clear of any Encumbrance, with effective date on the Completion Date (the “US Transaction”).
5.7.2The aggregate price payable by the US Purchaser to the US Seller for the US Securities shall be EUR 11,500,000 (the “US Price”).
5.7.3The US Price shall be left outstanding on an intercompany account, as a vendor loan granted by the US Seller to the US Purchaser, it being specified that such vendor loan shall be governed by the terms of an intercompany loan agreement to be agreed and entered into on the Completion Date between the US Seller and the US Purchaser.

5.7.4In respect to the sale and purchase of the US TPG Securities, the US Seller shall update or cause to be updated the Members Schedule (as such term is defined in the TPG Plastics LLC Agreement) to reflect the admission of the US Purchaser as a Member (as such term is defined in the TPG Plastics LLC Agreement). The US Purchaser shall execute and deliver to the US Seller, immediately prior to Completion, a joinder to the TPG Plastics LLC Agreement substantially in the form annexed as Schedule 5.7.4 thereto.
5.7.5In respect of the US Ipackchem Securities, each of the US Seller and the US Purchaser shall deliver, subject to Clause 5.7.1, a duly executed assignment of the US Seller’s interests in Ipackchem USA LLC in the form annexed as Schedule 5.7.5 thereto.
5.7.6The Parties, the US Seller and the US Purchaser agree that the US Transaction is subject to the condition subsequent (condition résolutoire) that Completion occurs on the Completion Date in accordance with Clause 6. If Completion does not occur on the Completion Date in accordance with Clause 6, then the US Transaction shall be automatically cancelled, the US Purchaser shall restitute the US Securities to the US Seller in exchange for the full repayment of the vendor loan referred to in Clause 5.7.3, and the US Seller and the US Purchaser undertake to execute any documents and complete any action required to this effect.
5.7.7The US Purchaser and the Purchaser, shall, jointly (solidairement), hold harmless the Sellers against any Loss incurred or suffered by the Sellers, including, for the avoidance of doubt, any Loss due to the increased Tax liability of the Sellers, net of any associated Tax credits or other offsets to such increased Tax liability, caused by or in relation with the direct transfer of the US Ipackchem Securities from the US Seller to the US Purchaser pursuant to the US Transaction, but only to the extent such Loss would not have arisen had the US Ipackchem Securities been indirectly transferred to the Purchaser, by effect of the sale of the Company Securities, to the Purchaser on the Completion Date. The US Purchaser and the Purchaser, shall not be liable in respect of any indemnity claim under this Clause 5.7.7 and any such indemnity claim shall be wholly barred and unenforceable unless the relevant Seller has given notice in writing of such indemnity Claim to the Purchaser no later than eighteen (18) months after Completion. If a claim is made before the expiry of such eighteen (18)-month period, it shall be deemed withdrawn within six (6) months after such expiry date unless judicial proceedings in respect of it have been issued and served prior to the expiration of such six (6) month period, it being agreed that judicial proceedings shall not be deemed to have been started unless a statement of claim is both properly issued and validly served on the Purchaser.
5.8GIDC Transfer Fee
5.8.1Subject to Completion, the Sellers shall indemnify the Purchaser, on a euro for euro basis (the “GIDC Indemnity”), for an amount equal to the amount of any transfer fee paid by MPPL to the GIDC pursuant to the policies of the GIDC as a consequence of the acquisition of the MPPL Minority Shares by Ipackchem Group SAS and/or JPack International SAS (the “GIDC Transfer Fee”).
5.8.2The Purchaser shall, and shall procure that the Group Companies shall, do their reasonable best efforts to minimize the amount of the GIDC Transfer Fee.
5.8.3The payment by the Sellers of the GIDC Indemnity to the Purchaser is subject to the Purchaser providing reasonable evidence of the effective payment of the GIDC Transfer Fee.
5.8.4The GIDC Indemnity shall not exceed an amount equal to one hundred thousand Euros (EUR 100,000).
5.8.5The performance of the payment obligation of the GIDC Indemnity by the Sellers under this Clause 5.8 is guaranteed under the Escrow Agreement.

6COMPLETION
6.1Date and Place of Completion
Provided that (i) the Completion Conditions set out in Clause 4.1 have been satisfied or waived (to the extent legally permitted) by the Parties prior to the Long Stop Date, and that (ii) this Agreement has not been previously terminated pursuant to Clause 10, the consummation of the Transaction (the “Completion”) shall be held at the offices of Kirkland & Ellis LLP, 43-45 avenue Kléber, 75116 Paris (France), on the later of (i) the next Business Day immediately after the twentieth (20th) calendar day following the satisfaction or the waiver of all Completion Conditions set out in Clause 4.1 and (ii) 3 January 2024, or at such other location, time of day or date as the Purchaser and the Sellers’ Representatives may agree in writing (the “Completion Date”).
6.2Completion Matters
6.2.1On the Completion Date, the Sellers shall deliver or make available to the Purchaser:
(a)the duly signed and dated share transfer forms (ordres de mouvement) of the Securities;
(b)the original of the share transfer registry (registre des mouvements de titres) and the shareholders’ individual accounts (comptes individuels d’actionnaires) of the Company updated with the transfer of all the Company Securities from the relevant Sellers to the Purchaser recorded as of the Completion Date;
(c)copies of duly signed minutes of the supervisory board of the Company authorizing the Transaction;
(d)if the Direct Divestment Right is validly exercised, the original of the share transfer registry (registre des mouvements de titres) and the shareholders’ individual accounts (comptes d’actionnaires) of the Co-InvestCos updated with the transfer of all the Co-InvestCos Shares from the relevant Sellers to the Purchaser recorded as of the Completion Date;
(e)to the extent applicable, a written certificate duly signed by the Sellers Representatives to the effect that the Ipackchem LLC Completion Condition is satisfied in all respects (along with the corresponding evidence);
(f)a written certificate signed by the Sellers Representatives to the effect that the Securities Holders’ Agreements are terminated with effect on the Completion Date, without any costs or liabilities for the Group Companies;
(g)the resignation letters in accordance with Clause 11.3;
(h)deed of release in respect of any Encumbrance which has been granted under the Financing Documents that will provide for the release and discharge of all those Encumbrances upon, and subject to, the full repayment of the Group Indebtedness;
(i)reliance letters in respect of each of the Due Diligence Reports in the form agreed between the Purchaser and the providers of the Due Diligence Reports; and
(j)an original copy of the Escrow Agreement, in the form attached to Schedule 6.2.1(j) duly executed by the Sellers as provided in paragraph 1.5 of Schedule 8.8;
6.2.2On the Completion Date, the Purchaser shall:
(a)make, or cause the Group Companies to make, as applicable, the Completion Payments in accordance with Clause 3.5 and deliver proper evidence of completion of all such Completion Payments;

(b)deliver to the Financial Seller copies of duly signed and dated Tax transfer forms (formulaires CERFA n° 2759) relating to the sale of the Securities;
(c)deliver to the Financial Seller a written certificate to the effect that the AT Completion Conditions and the FDI Completion Condition are satisfied in all respects (along with the corresponding evidence); and
(d)deliver to the Financial Seller an original copy of the Escrow Agreement, in the form attached to Schedule 6.2.1(j) duly executed by the Purchaser as provided in paragraph 1.5 of Schedule 8.8;
6.2.3All matters at Completion will be considered to take place simultaneously and no action and no delivery of any document will be deemed complete until all actions, transactions and deliveries of documents required by this Agreement are fully completed, it being specified however that the closing deliveries set forth in Clause 6.2.2 are for the benefit of the Sellers only, and the closing deliveries set forth in Clause 6.2.1 are for the benefit of the Purchaser only, and may therefore be waived in whole or in part, jointly, by the Sellers’ Representatives or the Purchaser, as the case may be.
6.2.4If the Purchaser fails to comply with any obligation in Clause 6.2.2 or if any of the Sellers fail to comply with any obligation in Clause 6.2.1, then the Sellers’ Representatives, if the defaulting party is the Purchaser, or the Purchaser, if the defaulting party is a Seller, shall be entitled (in addition to and without prejudice to all other rights or remedies available to it including the right to claim damages and/or pursue the specific performance of this Agreement (“exécution forcée en nature”)), by written notice to the Purchaser, if the defaulting party is the Purchaser, or to the Sellers’ Representatives, if the defaulting party is a Seller, served on the date set for Completion (but without any need to serve any additional prior notice (“mise en demeure”)) to:
(a)terminate this Agreement (except for the provisions of Clauses 11.9 (Costs and Expenses), 11.13 (Notices), 11.23 (Confidentiality) and 11.24 (Governing Law - Disputes) which shall survive termination), without liability on its part or on the part of those on whose behalf such notice is served; or
(b)effect Completion so far as practicable having regard to the defaults which have occurred; or
(c)to set a new date for Completion (not being more than ten (10) Business Days following the date originally set for Completion), in which case the provisions of this Clause 6.2 shall apply to Completion as so deferred but provided such deferral may only occur once (unless otherwise agreed between the Purchaser and the Sellers’ Representatives).
7WARRANTIES OF THE SELLERS
7.1Warranties of All the Sellers
Each Seller hereby makes the warranties set forth below to the Purchaser severally but not jointly (conjointement mais non solidairement) in respect of itself (and not in respect of any other Seller), on the Put Option Date, on the date hereof and on the Completion Date (except for such warranties expressed to be made on any other specified date which shall only be true and correct as at such other specified date).
7.1.1Capacity
(a)Such Seller (that is not an individual) is duly organised and validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation.
(b)Such Seller has the requisite power and authority to enter into and to perform this Agreement and the other documents to be executed by it pursuant to this Agreement and to complete the transactions contemplated herein to perform this Agreement.

(c)The execution and the performance by such Seller (that is not an individual) of this Agreement and of the other documents to be executed by it in accordance with this Agreement have been duly authorized by the competent corporate (or other applicable) bodies of such Seller, and no other corporate (or other applicable) action on the part of such Seller is necessary to authorize the execution and performance by such Seller of this Agreement and of the other documents to be executed by it in accordance with this Agreement.
(d)Each Seller who is an individual does not have any stipulation under his contract of marriage (or any similar institution in any other jurisdiction, such as pacte civil de solidarité in France) which prevents the sale of his Securities solely by himself (i.e. without an authorization or consent of his spouse or partner).
(e)This Agreement and each document to be executed by it pursuant to this Agreement constitute, or will, when executed, constitute, binding obligations of such Seller in accordance with its terms.
7.1.2No conflict
Subject to the satisfaction of the Completion Conditions set forth in Clause 4.1, the execution and the performance by such Seller of this Agreement and of the other documents to be executed by it pursuant to this Agreement shall not constitute a violation of, or a default under, or conflict with (i) any term or provision of the articles of association of such Seller (that is not an individual), or (ii) any contract to which such Seller is a party, the effect of which would materially impair the ability of such Seller to perform its obligations pursuant to this Agreement or pursuant to any other document to be executed by it pursuant to this Agreement, (iii) any applicable Laws or (iv) any order, writ, injunction, decree, judgment to which such Seller is a party or by which such Seller or any of its properties and assets is bound, the effect of which would materially impair the ability of such Seller to perform its obligations pursuant to this Agreement or pursuant to any other document to be executed by it pursuant to this Agreement.
7.1.3No Consent
The execution and the performance by the Sellers of this Agreement or of the other documents to be executed by the Sellers pursuant to this Agreement shall not require the relevant Sellers to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Authority, except for those referred to in Clause 4.1.
7.1.4No insolvency
Such Seller (that is not an individual) is not insolvent and is not subject to any bankruptcy or equivalent proceedings, in particular to any proceedings with a view to the prevention or resolution of business difficulties. No Seller (that is not an individual) is subject to a judgment of dissolution, liquidation, bankruptcy or receivership. No Seller that is an individual is subject to any personal bankruptcy or similar procedure applicable to individuals.
7.1.5Ownership
Such Seller is on the date hereof and shall be, on the Completion Date, the lawful owner of the number of Company Securities indicated opposite its name in Schedule (B), following, as the case may be, any transfer made in accordance with the provisions of this Agreement, free and clear of any Encumbrances (subject to repayment of the Group Indebtedness). Such Seller has on the date hereof and shall have on the Completion Date valid and marketable title to the Company Securities it owns in the proportions set forth in Schedule (B), following, as the case may be, any transfer made in accordance with the provisions of this Agreement, and full legal right, authority and power to sell, or transfer and convey, such Company Securities to the Purchaser in accordance with the terms of this Agreement.
7.1.6Relationships with the Seller and Sellers’ Connected Person

(a)With the exception of the employment contracts or the corporate officer agreements entered into between the Individual Sellers and any Group Company, as the case may be, all agreements or arrangements entered into between any Group Company, on the one hand, and any Seller and/or Sellers’ Connected Person, on the other hand, shall have been duly terminated prior to or on the Completion Date, with no further obligations or liability for any of the Group Companies thereunder.
(b)No Seller and/or Seller’s Connected Persons hold any material asset or right that is necessary to carry out the business of the Group Companies as currently conducted.
7.1.7Compliance
Each Seller represents that it complies with (i) all applicable Fight Against Money Laundering and Financing of Terrorism Regulations, (ii) all applicable Anti-Corruption Regulations and (iii) all applicable Sanctions.
7.2Additional Warranties by All the Sellers in respect of the Group Companies
The Sellers hereby makes the warranties set forth below to the Purchaser severally but not jointly (conjointement mais non solidairement), on the Put Option Date, on the date hereof and on the Completion Date (except for such warranties expressed to be made on any other specified date which shall only be true and correct as at such other specified date):
7.2.1The Company
(a)The Company is a French société par actions simplifiée duly incorporated and validly existing under the Laws of France.
(b)The issued share capital of the Company consists of 158.701.919 shares of one Euro cents (EUR 0,01) each all of which are validly issued and fully paid on the date hereof.
(c)The Company is not insolvent nor subject to any bankruptcy or similar proceedings under any applicable Laws, in particular to any proceedings with a view to the prevention or resolution of business difficulties. The Company is not subject to a judgment of dissolution, liquidation, bankruptcy or receivership.
(d)The Company Securities are the only issued interests in the share capital of the Company and there are, and will be on the Completion Date, no outstanding subscription, option, conversion rights, warrants, preemptive rights or other agreements providing for the issuance, sale or purchase by the Company of any interests in or granting access to its share capital.
7.2.2Group Companies
(a)The ownership of the Company over the Subsidiaries is as shown on Schedule 7.2.2, and there are no securities or agreements pursuant to which a Subsidiary shall issue, deliver or sell, or cause to be issued, delivered or sold, any authorized or outstanding shares of its share capital, or any securities convertible into, exchangeable for, or otherwise giving access to its share capital or voting rights, to any person other than another Group Company. The securities issued by the Subsidiaries and owned by the Group Companies are free from Encumbrances (subject to repayment of the Group Indebtedness).
(b)The Group Companies do not have any Subsidiary or any direct or indirect ownership interest in any Entity other than set forth in Schedule 7.2.2.
7.2.3Sanctions
(a)No Group Company, nor, to the Main Sellers’ Knowledge (as such term is defined in the Warranty Agreement) any of their respective Affiliates, directors, officers nor employees:

(i)is in violation of, or has violated, any applicable Sanctions;
(ii)is, or has been, a Restricted Person;
(iii)is, or has been, owned (in whole or in part) or controlled (directly or indirectly) by, a Restricted Person;
(iv)has engaged in any transaction or conduct that is reasonably likely to result in it becoming a Restricted Person;
(v)has conducted or is conducting any business dealings or activities with or for the benefit of any Restricted Person or otherwise in any Sanctioned Country; and/or
(vi)has engaged, or is engaging, in any transaction or behaviour which may reasonably be expected to give rise to its liability under or in connection with applicable Sanctions.
(b)None of the assets and/or financial or commercial interests of the Group Companies are, or have been, subject to any freeze, prohibition, restriction or block under or pursuant to any Sanctions.
(c)No Group Company, nor, to the Main Sellers’ Knowledge (as such term is defined in the Warranty Agreement), any of their respective Affiliates, directors, officers, nor employees is or has been, in the period of two (2) years prior to the date of this Agreement, engaged in any litigation, arbitration, settlement, alternative dispute resolution proceedings or process, proceedings (including criminal and/or administrative proceedings), enquiry or investigation (including with or by any governmental, administrative or regulatory body) (“Action”) concerning any Sanctions and/or Restricted Persons.
7.3Additional Representations by the Co-InvestCos Shareholders on a Several Basis
If the Direct Divestment Right is validly exercised, each of the Co-InvestCos Shareholders warrant to the Purchaser, severally but not jointly (conjointement mais non solidairement), the matters set forth below, as of the date of the Agreement and as of the Completion Date (except for such warranties which are expressly made as of a specific date and are therefore made on said specific date only), each in respect only of the Co-InvestCos in which he/she/it owns securities.
(a)The Co-InvestCo is duly organised and validly existing and in good standing under the Laws of France.
(b)The Co-InvestCo’s sole object (objet social) is the holding of Company Securities.
(c)The Co-InvestCo does not own any other asset than Company Securities, cash or cash equivalent. The Co-InvestCo (i) is solely engaged (and has always been solely engaged), in the business of owning securities issued by the Company, and (ii) has no assets or liabilities other than the said Company Securities and those assets and liabilities taken into account for the purpose of computing its Co-InvestCos Net Cash Position as at the date of this Agreement.
(d)The Co-InvestCo has no off-balance sheet commitment.
(e)The Co-InvestCo is not insolvent and is not subject to any bankruptcy or equivalent proceedings, in particular to any proceedings with a view to the prevention or resolution of business difficulties. The Co-InvestCo is not subject to a judgment of dissolution, liquidation, bankruptcy or receivership.
(f)The Co-InvestCo Shareholder shall be, on the Completion Date, the lawful owner of the number of Co-InvestCos Shares indicated opposite its name in Schedule (B) free and clear of any Encumbrances. Each Co-InvestCo Shareholder shall have on the

Completion Date valid and marketable title to the Co-InvestCos Shares it owns in the proportions set forth in Schedule (B), and full legal right, authority and power to sell, or transfer and convey, such Co-InvestCos Shares to the Purchaser in accordance with the terms of this Agreement.
(g)On the Completion Date, other than the considered Co-InvestCo Shares as set out as set out in Schedule (B), there will be no authorised or outstanding securities, warrants, agreements or commitments of any nature whatsoever pursuant to which the considered Co-InvestCo shall issue, deliver or sell, or cause to be issued, delivered or sold, any authorised or outstanding shares of the share capital, or any securities convertible into, exchangeable for or otherwise giving access to the share capital of, or voting rights in, the considered Co-InvestCo.
(h)The considered Co-InvestCo validly owns the Company Securities as set out in Schedule (B), free of any Encumbrances.
(i)The Co-InvestCos Net Cash Position of the relevant Co-InvestCo as at the Completion Date is no lower than that which has been indicated in the Pre-Completion Statement.
(j)The Co-InvestCo does not have and has never had any employees.
8INDEMNIFICATION BY THE SELLERS
8.1Allocation of Liability Among the Sellers
8.1.1The warranties set forth in Clause 7.1 (Warranties of the Sellers) are made individually by each Seller for its own account, and only with respect to the Company Securities and, if the Direct Divestment Right is validly exercised, by each Co-InvestCos Shareholder for its own account, and only with respect to the Co-InvestCos Shares, that it will sell to the Purchaser. Each Seller shall be individually liable with respect to such warranties.
8.1.2The warranties set forth in Clause 7.2 (Additional Warranties by All the Sellers in respect of the Group Companies) are made by the Sellers on a several basis.
8.1.3The warranties set forth in Clause 7.3 (Additional Representations by the Co-InvestCos Shareholders on a Several Basis) are made by the Sellers on a several basis.
8.2Refund
8.2.1Subject to the provisions of this Clause 8.2, from and after the Completion Date, the relevant Sellers shall repay to the Purchaser a portion of the Purchase Price (a “Refund”) for an amount equal to any Loss that the Purchaser or any of the Group Companies has effectively suffered directly as a result of any breach or inaccuracy of any warranty made by such Seller in Clause 7 (Warranties of the Sellers), it being agreed that the amount of the liability of the Sellers in respect of a Loss shall be calculated by taking into account (a) the effect of any Tax savings effectively benefitting to the Purchaser or to any of the Group Companies (including any increase in the amount of Tax losses available for carry-forward or carry-back to the extent it is usable by the relevant Group Company during the current or the next financial year of the relevant Group Company), arising from the relevant Loss and (b) any Taxes arising from the payment of the Refund (including any decrease in the amount of Tax losses available for carry-forward or carry-back).
8.2.2The Parties hereby agree that any payment made by the Sellers under this Clause 8 (Indemnification by the Sellers) shall constitute an adjustment to the Purchase Price and agree to treat any such payment as such for all Tax, accounting and financial reporting purposes.
8.2.3When several Sellers are liable in respect of a Claim, the allocation of the liability among them shall be made in accordance with the provisions of Clause 8.1.

8.2.4Notwithstanding the fact that a Loss may result from a material inaccuracy of more than one of the warranties of the Sellers hereunder, the Sellers’ liability may only be sought once in respect of such Loss.
8.3Limitations
8.3.1The liability of each Seller pursuant to this Agreement (including any costs and expenses payable by the Sellers in connection with such Claims) shall not exceed, when added to any other liability incurred by such Seller under this Agreement, the portion of the Purchase Price allocated to such Seller.
8.3.2The liability of the Sellers in respect of a Loss shall be based on the amount of the Loss actually and directly suffered by the Purchaser and/or any of the Group Companies.
8.3.3If a Claim is based on a Loss or liability which is contingent only, no indemnification shall be due unless and until such Loss or liability becomes due and payable (and provided, for the avoidance of doubt, that it has been notified before the time limits for Claims set forth in Clause 8.3.4).
8.3.4Specific written notice of any Claim shall be given by the Purchaser to the Sellers’ Representatives as agents for the relevant Seller(s), within eighteen (18) months from the Completion Date (the “Expiry Date”).
8.3.5The Purchaser shall notify the Sellers’ Representatives of any such Claim as soon as reasonably practicable and, in any event, within twenty (20) Business Days of the Purchaser becoming aware of the facts, matters or circumstances giving rise to such Claim (or when an action is required before a certain date subject to the Sellers forfeiting their rights, no later than five (5) Business Days prior to such date). Such notice shall set out such detail as is reasonably available to the Purchaser at the time of the relevant facts and circumstances giving rise to the Claim, the Purchaser’s bone fide estimate and calculation of any alleged Loss or other provisions of the Agreement which are alleged to have been breached, and any other available supporting evidence as may reasonably be required to assess the merits of the Claim and the computation of the Refund or estimate of the Loss. The non-compliance by the Purchaser with the provisions of this Clause 8.3.5 shall not operate to limit the liability of the Sellers, except to the extent that the Sellers’ ability to defend such Claim is prejudiced or the liability of any of the Sellers is increased as a result and only up to this increase.
8.3.6To the extent the fact, matter, event or circumstance, giving rise to a Claim is capable of remedy, the Sellers shall not be liable for such Claim if and to the extent that it is remedied to the reasonable satisfaction of the Purchaser within forty-five (45) Business Days of the date of the notice referred to in Clause 8.3.5.
8.3.7The Sellers’ Representatives may object in writing to a Claim within forty-five (45) Business Days after receipt of the corresponding Claim notice from the Purchaser. In such case, the Sellers’ Representatives and the Purchaser shall attempt in good faith to reach an agreement with respect to the validity of such Claim and the amount of the corresponding Refund. If no such agreement can be reached after good faith negotiations within a period of thirty (30) Business Days following the receipt by the Purchaser of the written objection of the Sellers’ Representatives the dispute shall be settled in accordance with the provisions of Clause 11.23.
8.3.8The Sellers shall cease to be under any liability to the Purchaser or otherwise in respect of all and any Claim(s) not notified to the Sellers’ Representatives in accordance with Clause 8.3.4 and any such Claim shall be wholly barred and unenforceable.
8.3.9If a Claim is made before the Expiry Date, it shall be deemed withdrawn within six (6) months after the Expiry Date unless judicial proceedings in respect of it have been issued and served prior to the expiration of such six (6) month period, it being agreed that judicial proceedings shall not be deemed to have been started unless a statement of claim is both properly issued and validly served on the relevant Seller(s).

8.4Exclusions
8.4.1With respect only to the warranties set forth in Clauses 7.1.7 (Compliance) and 7.2.3 (Sanctions), the Sellers shall not be liable in respect of any Claim relating to such warranties if the fact, matter, event or circumstance giving rise to such Claim has been disclosed in the Agreement, the Put Option, the Warranty Agreement, the Data Room, the Q&A Documents.
8.4.2The Sellers shall not be liable in respect of any Claim if the Claim would not have arisen but for, or is increased as a result of:
(a)any alteration to or enactment of any Law which was announced or enacted after the date of the Agreement (even if such alteration or enactment has a retroactive effect);
(b)the withdrawal or amendment of or change to any practice, concession or written agreement or administrative arrangements with any Group Company previously made by any authority and in force at the date of the Agreement (even if such withdrawal, amendment or change has a retroactive effect);
(c)any act or omission of any Seller, Sellers’ Connected Person, any Group Company prior to Completion taken at the written request of or with the written consent of the Purchaser, unless such act or omission was required by Law; or
(d)with respect only to the warranties set forth in Clauses 7.1.7 (Compliance) and 7.2.3 (Sanctions), any act or omission of the Purchaser or any Purchaser’s Connected Person or any of their respective representatives after Completion which is outside its ordinary course of business as conducted at Completion; or
(e)any change in the accounting or Tax bases, policies, practices or method of any Group Company implemented post Completion unless required by Law.
8.4.3The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same Loss, regardless of whether more than one Claim arises in respect of it, and for this purpose recovery by the Purchaser or any of the Group Companies shall be deemed to be a recovery by each of them.
8.5Recovery and Insurance
8.5.1The Sellers shall not be liable in respect of any Claim if the Loss to which the Claim relates has otherwise been fully compensated for to the Purchaser or any Purchaser’s Connected Person taking into account all Taxes arising from the receipt of such amount and all costs reasonably incurred by the Purchaser or the Group Companies in connection with the recovery of such amount (including any decrease in the amount of Tax losses available for carry-forward or carry-back).
8.5.2If any Seller pays the Purchaser any amount in respect of a Claim and the Purchaser or any Purchaser’s Connected Person subsequently becomes entitled to recover from a third party a sum which is referable to that Claim (including any discount, relief or credit), the Purchaser shall give prompt notice to the relevant Seller and shall, and shall procure that any relevant Purchaser’s Connected Person shall, use all reasonable endeavours to recover from such third party. If any amount is actually recovered from such third party, then such amount (up to the amount actually paid by the relevant Seller(s) to the Purchaser) shall promptly be repaid by the Purchaser to the relevant Seller(s).
8.6Third Party Claim
8.6.1In respect of any fact, matter, event or circumstance which comes to the notice of the Purchaser or any Purchaser’s Connected Person with respect to a third party asserting a claim against a Group Company and which is reasonably likely to result in a Claim (a “Third Party Claim”), the Purchaser shall as soon as reasonably practicable give written notice of the Third Party Claim to the Sellers’ Representatives specifying in reasonable detail the material aspects of the Third Party Claim and shall procure that the relevant Group Company shall:

(a)keep the Sellers’ Representatives promptly informed of the progress of the Third Party Claim;
(b)not cease to defend the Third Party Claim or make any admission of liability or any agreement or compromise in relation to the Third Party Claim without the prior written consent of the Financial Seller (such consent not to be unreasonably withheld or delayed);
(c)take such action as the Financial Seller may reasonably request to avoid, resist, dispute, appeal, compromise, remedy or defend the Third Party Claim; and
(d)allow the Financial Seller at its election, to take over the conduct of the Third Party Claim.
8.6.2If the Financial Seller, in its capacity as Sellers’ Representative (being entitled to act solely), elects to conduct the Third Party Claim:
(a)it shall inform the Purchaser within twenty (20) Business Days of the receipt of the corresponding Claim notice from the Purchaser, which shall constitute an acknowledgement by the Sellers that they are liable for such Third Party Claim under the Agreement;
(b)it shall retain counsel of its choice at the Sellers’ own expense to defend the interest of the Group Companies;
(c)at the Financial Seller’s request and at the Sellers’ expense, the Purchaser shall present or shall cause the applicable Group Company to present all arguments, submit all pleadings, take all actions, file all counterclaims and more generally cooperate with the Financial Seller and the counsel appointed by the Financial Seller in order to avoid, dispute, resist, mitigate, defend or appeal the Third Party Claim;
(d)the Purchaser and the Group Companies shall provide the Financial Seller with all information, documents or access to sites and employees in relation to the Third Party Claim which the Financial Seller may reasonably request;
(e)the Financial Seller, in its capacity as Sellers’ Representative, shall not enter into any settlement of such Third Party Claim or withdraw from proceedings without the prior approval of the Purchaser (such consent not to be unreasonably withheld or delayed, having due consideration for the corporate interest of the Group); provided that such consent shall not be required if (i) each claimant in such Third Party Claim has given to the Purchaser and the Group Companies involved an unconditional release from all liability with respect to such Third Party Claim and (ii) such settlement or withdrawal does not entail any Loss for the Group Companies or the Purchaser not indemnified by the Sellers.
8.6.3If the Financial Seller, in its capacity as Sellers’ Representative, notifies the Purchaser that it does not elect to conduct the defence of the Third Party Claim, or if it fails to inform the Purchaser of its choice within the time limit set out in Clause 8.6.2, the Purchaser or the relevant Group Companies shall conduct the defence of such Third Party Claim in compliance with the provisions of Clause 8.6.1.
8.6.4It is further agreed that the rights of the Sellers under Clauses 8.6.1 and 8.6.2 shall no longer apply to any Third Party Claim if the maximum amount applicable to the liability of the Sellers pursuant to this Agreement has been reached.
8.7Duty To Mitigate
The Purchaser shall, and shall procure that each Purchaser’s Connected Person and each of its and their representatives, take all reasonable steps and proceedings in order to avoid or mitigate any Claim, including prosecuting diligently and in good faith any claim that it or any Group Company may have against any third party to receive indemnification or any other recovery (including insurance proceeds). Upon reasonable inquiry by the Sellers’

Representatives, the Purchaser shall provide the Sellers’ Representatives with reasonable information about such efforts.
8.8Specific Liability
From and after the Completion Date, the Sellers shall, severally but not jointly (conjointement mais non solidairement), indemnify and hold harmless the Purchaser, by way of adjustment of the Purchase Price, from and against any and all Specific Liabilities suffered by the Group Companies (other than Ipackchem LLC) (and with respect to the Specific Liability set out in paragraph 1.1(f) of Schedule 8.8, any member of the Greif Group), in accordance with and subject to the terms and conditions set forth under Schedule 8.8.
Unless otherwise provided for under Schedule 8.8, it is expressly agreed by the Sellers that the provisions of Clauses 8.1 to 8.7 (including the limitations and exclusions contained therein) will not apply to the indemnification obligations of the Sellers relating to any Specific Liability.
The Sellers may not be released, in all or in part, from their indemnification obligations in connection with a Specific Liability by invoking any lack of awareness of the facts in question or any knowledge that the Purchaser has, may have or should have had of the facts giving rise to such Specific Liability including as a result of any investigations made by the Purchaser or any oral or written disclosure made during the negotiations or in the Agreement or in the Schedules thereto, which Schedules shall not exempt the Sellers from their liabilities for Specific Liability.
8.9Completion Bring-Down Disclosures
The Sellers shall review at the earliest ten (10) Business Days prior to the Completion Date, but no later than one (1) Business Day before the Completion Date, the warranties set forth in Clauses 7.1, 7.2 and 7.3 in order to identify any facts or matters that render such warranties untrue or inaccurate respectively at Completion and that: (i) occurred after the date of this Agreement; and (ii) have become known to any of the Sellers after the date of this Agreement (the “Completion Bring-Down Disclosures”). The Sellers shall disclose the results of the Completion Bring-Down Disclosures to the Purchaser at the latest one (1) Business Day prior to the Completion Date.
For the avoidance of doubt, notwithstanding anything to the contrary, any disclosure in the Completion Bring-Down Disclosures is made for information purposes only and shall not qualify the relevant warranties made on the Completion Date nor limit the Sellers’ liabilities in this respect.
8.10Exceptions to limitations and exclusions
For the avoidance of doubt, any limitations or exclusions set forth in this Clause 8 shall not apply in the case of willful misconduct (understood as a “dol” as defined under French Law) or fraud.
9WARRANTIES OF THE PURCHASER
The Purchaser makes the warranties set forth below to the Sellers, on the Put Option Date, on the date hereof and on the Completion Date.
9.1Capacity and Existence
9.1.1The Purchaser is duly organized and validly existing and in good standing under the Laws of its jurisdiction and has the requisite power and authority to enter into and to perform this Agreement and the other documents to be executed by it pursuant to this Agreement.
9.1.2The execution and the performance by the Purchaser of this Agreement and of the other documents to be executed by it in accordance with this Agreement have been duly authorized by the competent corporate (or other applicable) bodies of the Purchaser and no other corporate (or other applicable) action on the part of the Purchaser is necessary to authorize the execution and performance by the Purchaser of this Agreement and of the other documents to be executed by the Purchaser in accordance with this Agreement.
9.1.3This Agreement and each document to be executed by the Purchaser pursuant to this Agreement constitute, or will, when executed, constitute, binding obligations of the Purchaser in accordance with their terms.
9.2No Conflict
Subject to the satisfaction of the Completion Conditions set forth in Clause 4.1, the execution and the performance by the Purchaser of this Agreement and of the other documents to be executed by the Purchaser pursuant to this Agreement shall not constitute a violation of, or a default under, or conflict with (i) any term or provision of the articles of association of the Purchaser, or (ii) any contract of the Purchaser the effect of which would materially impair the ability of the Purchaser to perform its obligations pursuant to this Agreement or to any other document to be executed by it pursuant to this Agreement, or (iii) any applicable Laws or (iv) any order, writ, injunction, decree, judgement to which the Purchaser is a party or by which the Purchaser or any of its properties and assets are bound, the effect of which would materially impair the ability of the Purchaser to perform its obligations pursuant to this Agreement or to any other document to be executed by it pursuant to this Agreement.
9.3No Consent
The execution and the performance by the Purchaser of this Agreement or of the other documents to be executed by the Purchaser pursuant to this Agreement shall not require the Purchaser to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Authority, except for those referred to in Clause 4.1.
9.4No Insolvency
The Purchaser is not insolvent (“en état de cessation de paiements”) and is not subject to any safeguard, bankruptcy or insolvency or equivalent proceedings, in particular to any proceedings with a view to the prevention or resolution of business difficulties. The Purchaser is not subject to a judgment of dissolution, liquidation, bankruptcy or receivership.
9.5Purchaser’s Inquiry
9.5.1The Purchaser acknowledges that it and its advisers have carried out a full independent and satisfactory due diligence of the Group Companies consisting, inter alia, in reviewing and analysing the Due Diligence Information, asking written and oral questions and analysing the answers and their related documents (the “Q&A Documents”) and, more generally, all documents and information considered by the Purchaser as necessary and sufficient to enter into this Agreement.
9.5.2The Purchaser further acknowledges that it and its advisers have had full access to the senior management of the Group and, in this respect, have had the ability to obtain from such senior management all the information they have deemed adequate and sufficient in their capacity as professionals experienced in the acquisition of companies, in order to (i) determine the fair market value of the Company and of the Securities, Co-InvestCo and (ii) finalise the terms of its offer to acquire the Securities.
9.5.3Except for the Sellers’ warranties set forth in Clause 7 and the warranties set forth in the Warranty Agreement, neither the Sellers nor any of the Sellers’ Connected Persons nor any representative of any of the Sellers or Sellers’ Connected Persons makes any other contractual representation or warranty to the Purchaser, either express or implied, oral or written, of any kind whatsoever with respect to the Securities, any of the Group Companies (including any implied warranty or representation as to condition, merchantability or suitability as to any of the assets or properties of the Group Companies) or any of the transactions contemplated hereby (including as to the accuracy or completeness of any information provided to the Purchaser or its representatives).

9.5.4In furtherance of the foregoing, and to the fullest extent permitted by Law, the Purchaser hereby irrevocably waives the benefit of any warranties generally available to purchasers under the Law but, for the avoidance of doubt, without prejudice to the warranties provided in Clause 7.
9.5.5The Purchaser acknowledges that none of the Sellers makes any representation or warranty with respect to the future financial or business projections of any of the Group Companies and/or any financial projections, business plans, budgets or forecasts (collectively, the “Projections”) relating to the Group Companies which it may have received copy of. The Purchaser acknowledges that there are numerous assumptions reflected in such Projections and significant uncertainties (and has had in this respect the opportunity to discuss the same with the senior management of the Group Companies) inherent in attempting to make Projections, that the Purchaser is familiar with such types of assumptions and uncertainties, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections furnished to it, and that the Purchaser shall not have any claim against the Sellers or any Sellers’ Connected Person or representative of any of the Sellers or Sellers’ Connected Persons with respect to such Projections.
9.6Financing
9.6.1The Purchaser represents and warrants that it has, and will have on the Completion Date, all available funding or other financing on an unconditional basis (other than documentary conditions which the Purchaser will be able to satisfy at or prior to Completion) as necessary to ensure that all amounts payable or that may become payable by it pursuant to this Agreement (including, for the avoidance of doubt, the repayment of the Group Indebtedness) are paid on the date they become due and payable subject to Completion.
9.7Compliance
9.7.1The Purchaser represents that it complies with (i) all applicable Fight Against Money Laundering and Financing of Terrorism Regulations, (ii) all applicable Anti-Corruption Regulations and (iii) all applicable Sanctions.
9.7.2The Purchaser represents, pursuant to applicable Fight Against Money Laundering and Financing of Terrorism Regulations, applicable Anti-Corruption Regulations and applicable Sanctions that:
(a)it is acting for its own benefit; and
(b)the origin and source of funds paid to the Sellers for the purchase of the Securities and more generally for any acquisition or subscription of Securities or any shareholder’s account (avance en compte courant d’actionnaires), has not been directly generated from any activity or conduct contrary to applicable Fight Against Money Laundering and Financing of Terrorism Regulations, applicable Anti-Corruption Regulations and/or applicable Sanctions.
10TERMINATION
10.1Termination or Waiver
10.1.1This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:
(a)at any time on or prior to Completion, by the written agreement of the Purchaser and each of the Sellers’ Representatives;
(b)by the Purchaser in accordance with Clause 4.3.3(b)(i);
(c)by the Sellers’ Representatives or the Purchaser in accordance with Clause 6.2.4; or

(d)by the Financial Seller, acting in its capacity as Sellers’ Representative, or by the Purchaser, in accordance with Clause 4.4, if the Completion Conditions have not all been satisfied or waived at the latest on the Long Stop Date;
provided however that the right to terminate this Agreement under this Clause 10 (Termination) shall not be available to any Party whose failure to fulfil an obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Completion to occur on the Completion Date and shall occur without prejudice to the right of any Party to claim any remedy for breach or non-performance by any Party of its obligations and undertakings under this Agreement.
10.2Effect of termination
10.2.1Upon any termination of this Agreement pursuant to Clause 10 (Termination), all further obligations of the Parties hereunder, other than pursuant to Clauses 11.7 (Non-competition), 11.9 (Costs and Expenses), 11.13 (Notices), 11.23 (Confidentiality) and 11.24 (Governing Law - Disputes), shall terminate, except that nothing herein shall relieve any Party from liability for any breach of this Agreement.
10.2.2In the event of termination of the Agreement in accordance with this Clause 10 (Termination), neither Party shall have any claim against any other Party, save for any claim arising from a breach of any of the undertakings under Clause 4 (Completion Conditions) and without prejudice to the right of any Party to claim any remedy for breach or non-performance by any Party of its obligations and undertakings under this Agreement.
10.2.3Upon termination, the Purchaser shall, and shall procure that its representatives shall, immediately return to the Company all Confidential Information without keeping any copies thereof, destroy all information and documentation derived therefrom and expunge all Confidential Information from any computer or other device, except any Confidential Information held on any computer caching, back-up or disaster recovery system the deletion of which is not technically feasible.
10.3Exclusive Termination Rights
Each Party irrevocably waives (i) any right to terminate unilaterally this Agreement under article 1226 of the French Code Civil and (ii) any right it may have under articles 1186 and 1187 of the French Code Civil to claim that this Agreement has lapsed as a result of any other contract having terminated, lapsed or being ineffective for any reason whatsoever.
11MISCELLANEOUS
11.1Liability of the Sellers
The overall liability of each Seller under this Agreement (including any costs and expenses payable by the Sellers in connection with any claims) shall not exceed the portion of the Purchase Price allocated to such Seller.
11.2No Recourse Against Non-Parties
11.2.1All claims or cause of actions that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) may be made only against the Persons that are expressly identified as parties hereto.
11.2.2No Person who is not a named party to this Agreement, including without limitation any Sellers’ Connected Person or any chairman, director, manager, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, adviser or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract, in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or any other agreement, certificate or other document in relation thereto or for any claim based on, in respect of, or by reason of this

Agreement or any other agreement, certificate or other document in relation thereto or their negotiation or execution; and each Party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates, save in the case of willful misconduct (understood as a “dol” as defined under French Law) or fraud. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.
11.2.3No individual who in his/her capacity as agent or legal representative, signs this Agreement or any agreement, certificate or other document in relation therewith on behalf of any Party hereto (a “Non-Party Individuals”) shall have any liability for any obligations or liabilities arising under, in connection with or related to this Agreement or any agreement, certificate or other document in relation therewith, or for any claim based on, in respect of, or by reason of this Agreement or any agreement, certificate or other document in relation therewith, or their negotiation or execution; and each Party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Individual, save in the case of willful misconduct (understood as a “dol” as defined under French Law) or fraud. Non-Party Individuals are expressly intended as third party beneficiaries of this provision of this Agreement.
11.3Resignation Letters
On the Completion Date, the Sellers shall deliver or make available to the Purchaser the resignation letters from their office as corporate officers, legal representatives, directors or members of a supervisory board of a Group Company, with effect on the Completion Date, of the Persons mentioned in Schedule 11.3 hereto, in the form attached to said Schedule 11.3.
11.4Former Directors of the Group Companies
The Purchaser shall not, and shall cause the Group Companies not to, claim against any former or current director or member of a supervisory board or a management board (a “Director”) of the Group Companies (including those resigning on the Completion Date) with respect to any management decisions adopted by any of the Group Companies prior to the Completion Date or otherwise seek the liability of any such Director in that respect provided however that the above mentioned covenants shall not apply to any criminal offence, fraud or wilful misconduct (dol) committed by such a Director. As soon as possible after the Completion Date, the Purchaser shall also, in its capacity as shareholder of the Company, acknowledge the resignation of the Directors of the Company who have resigned on the Completion Date and grant each of them full discharge for the performance of his/her duties as far as legally possible. The Purchaser shall also procure that the formalities relating to the resignations of the Directors who have resigned on the Completion Date be carried out as soon as possible after the Completion Date.
11.5Retention of Records
11.5.1Until the eighth (8th) anniversary of the Completion Date, the Purchaser shall not, and shall not permit any of the Group Companies to, destroy or otherwise dispose of any of the books and records of the Group Companies existing as of the Completion Date except with the prior written consent of the Financial Seller, which consent shall not be unreasonably withheld.
11.5.2Until the eight (8th) anniversary of the Completion Date, the Purchaser shall, and shall cause each of the Group Companies to (i) make available to the Sellers and their representatives and agents all books and records, (ii) permit the Sellers and their representatives and agents to (x) examine, make extracts from and, at their expense, copy such books and records at any time during normal business hours and (y) access the premises and personnel of the relevant Group Companies to prepare their Tax returns and financial statements or to investigate, avoid, remedy, dispute, resist, appeal, compromise or contest any Claim or any other claims, proceedings or investigations made by or against or incurred by the Sellers, subject to appropriate confidentiality undertakings, and the Purchaser shall permit the Sellers and their representatives to make copies of such documentation and information to the extent relevant and reasonable.

11.6Cooperation
11.6.1Subject to the terms and conditions herein provided, each of the Parties agrees to use its best efforts to take or cause to be taken all necessary actions in accordance with applicable Law to ensure that the conditions, undertakings and covenants set forth herein are satisfied or complied with and to perform in the most expeditious manner possible the transfer of the Securities contemplated under this Agreement and, more generally, any transaction contemplated under this Agreement.
11.6.2Each of the Parties shall from time to time execute such documents and perform such acts and things as any other Party may reasonably require to transfer the Securities to the Purchaser and to give any Party the full benefit of this Agreement (including providing the other Parties with applicable know your customer documents and information).
11.7Non-solicitation undertakings
11.7.1Each of the Sellers, as from the date hereof and for a period three (3) years from the Completion Date, undertakes not to solicit or entice away from any of the Group Companies any of their employees, officers, suppliers or clients, for any reason whatsoever, whether directly or indirectly. Notwithstanding the foregoing, the Sellers shall be entitled during such period (i) to hire, employ or retain any such person so long as the Sellers did not directly or indirectly solicit such person other than through a bona fide general public advertisement that is not directed at such person or (ii) if such person contacts the Sellers on an unsolicited basis after the expiry of a twelve (12) month period from the date of termination of such person’s engagement or employment by the Purchaser or the relevant Group Company.
11.8Non-disparagement undertakings
11.8.1The Sellers undertake not to, and procure that their Affiliates and the Sellers’ Representatives will not, as from the date hereof and for a period of three (3) years from the Completion Date, directly or indirectly, make, publish or communicate to any Person or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Group Companies or their businesses (including the commercialized products), or any of their employees, officers, shareholders, members or advisors. This Clause 11.8 does not, in any way, restrict or impede the Sellers from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Sellers shall provide written notice of any such order to the Purchaser.
11.9Cost and Expenses
11.9.1Whether or not the Transaction is completed and except as otherwise provided in the Agreement, the Sellers (according to the allocation set forth in Clause 11.9.2) and the Purchaser shall respectively bear their/its own costs arising out of or in connection with the preparation, negotiation and implementation of the Agreement as well as any Taxes required by applicable Law to be paid or borne by such party directly or indirectly (the “Transaction Costs”).
11.9.2The total aggregate amount of the Sellers’ Transaction Costs shall be allocated between the Sellers pro rata the Purchase Price received by each of them.
11.9.3Notwithstanding the foregoing, each of the Sellers hereby (i) grants a proxy (mandat) to the Sellers’ Representatives for the payment of their Transaction Costs and hereby instructs the Financial Seller to pay the Transaction Costs (plus any applicable VAT) upon Completion and, (ii) agrees to have its Transaction Costs deducted from its portion of the Purchase Price and to consequently effectively receive from the Purchaser its portion of the Purchase Price net of its Transaction Costs. With regards to the Individual Sellers selling Securities registered on an equity saving plan (plan épargne actions or PEA), their Transaction Costs shall be fully incurred on the part of the Purchase Price related to the Securities which are not registered on such PEA, it being specified that, by exception, if such portion of the Purchase Price is not sufficient to pay all or part of the Transaction Costs, any Individual Seller concerned undertakes to pay to the Financial Seller, by wire transfer at the latest on the Completion Date, all or part of its Transaction Costs (such part corresponding to the remainder of its Transaction Costs) that will not have been deducted from the effective portion of the Purchase Price received from the Purchaser. Each Seller waives all claims he/she/it may have against any and all of the other Sellers with respect to the allocation of the Transaction Costs. It is expressly specified that the allocation of the Transaction Costs among the Sellers shall be the sole responsibility and liability of the Sellers and the Sellers shall hold harmless the Purchaser and the Group Companies for any loss resulting from or in relation to the payment or the allocation of the Transaction Costs.
11.9.4The Purchaser shall bear all stamp duty or transfer or registration duties arising as a result of the transfer of the Securities to the Purchaser. The Purchaser shall take all necessary steps to fulfil any and all formalities relating thereto on a timely basis, in order to ensure that the liability of the Sellers may not be sought with respect to any such amount and shall provide the Financial Seller with evidence of the payment of any such stamp duty or transfer or registration duties no later than thirty (30) days following completion of the foregoing formalities.
11.10Payments
All sums payable shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as required by Law. If any payment pursuant to this Agreement is subject to any deduction or withholding on account of Tax, the amount of said payment shall be increased by such additional amount as shall be required to ensure that the net amount received by the relevant Party will equal the full amount which would have been received had no such deduction or withholding been made or required.
11.11Notice 7
11.11.1The Parties acknowledge and agree that, in connection with the sale and purchase transaction contemplated under this Agreement, no Taxation provided for under Notice 7 shall apply and no disclosure shall be required to be made to the relevant Tax Authority under Notice 7.
11.11.2No Party shall make any Notice 7 filing with the Tax Authority in China in respect of this Agreement and the Purchaser shall not withhold or deduct any Notice 7 Tax from the Purchase Price.
11.12Sellers’ Representative(s)
11.12.1The Co-InvestCos and the Individual Sellers hereby irrevocably appoint the Financial Seller and Jean-Philippe Morvan acting jointly (unless otherwise provided) (the “Sellers’ Representative(s)”), in accordance with the provisions of article 1153 et seq. of the French Code Civil, as agents to give and receive all notices and other documents on their behalf, to give all consents, to handle, dispute, settle or otherwise deal with any and all claims against the Co-InvestCos and/or the Individual Sellers under this Agreement and, more generally, to exercise the rights of the Co-InvestCos and the Individual Sellers on their behalf under this Agreement whether prior to or after Completion. Any decision or act taken by the Sellers’ Representatives under this Agreement shall bind the Co-InvestCos and the Individual Sellers.
11.12.2Each Co-InvestCo and each Individual Seller hereby irrevocably authorises the Sellers’ Representatives to, jointly, withhold such proportion of any amounts received from the Purchaser pursuant to the Agreement as they see fit in order to pay the reasonable costs and expenses of the Sellers in connection with the Agreement.
11.12.3For the avoidance of doubt, each Co-InvestCo and each Individual Seller hereby expressly accepts, in accordance with the provisions of the second paragraph of Article 1161 of the French Code civil, that the Sellers’ Representatives shall be entitled, acting jointly, to enter into agreement(s) and execute document(s) on behalf of all the Co-InvestCos and all the Individual Sellers (and on their own behalf as Sellers) for the purposes of performing their mission pursuant to this Clause.

11.12.4The Sellers’ Representatives shall promptly inform the relevant Co-InvestCos and the Individual Sellers of any notices they receive from the Purchaser pursuant to this Agreement.
11.12.5The Sellers’ Representatives shall not bear any liability whatsoever to the other Parties in their capacity as agents of the Co-InvestCos and the Individual Sellers under this Agreement.
11.12.6The Sellers’ Representatives (or any of their successors) may, individually, at any time notify the Parties that they do not wish to continue to act as agent for all or part of the relevant Co-InvestCos and Individual Sellers.
11.12.7For the avoidance of doubt, the Sellers’ Representatives shall not represent any Co-InvestCo and/or Individual Seller in any matter concerning such Co-InvestCo and/or Individual Seller specifically (e.g., in the event of a claim made under Clauses 7.1 to 7.3) (an “Individual Issue”). Any notice by the Purchaser with respect to an Individual Issue shall accordingly be sent to the concerned Co-InvestCo and/or Individual Seller, and the provisions of this Agreement shall apply mutatis mutandis.
11.13Notices
11.13.1Any notice or other communication required or permitted to be given or made pursuant to this Agreement shall be in writing in the English language and shall be delivered by (i) hand against an acknowledgement of delivery dated and signed by the recipient, (ii) by an overnight courier service of recognised international standing delivering an acknowledgement of receipt or (iii) by e-mail and confirmed by an overnight courier service of recognized international standing delivering an acknowledgment of receipt posted no later than the following Business Day.
A notice shall be sent to the Persons and at the address set forth below or to such other Persons or at such other addresses as hereafter may be furnished by either Party by like notice to the other:
For the Financial Seller:
Name:    SK Impact Group S.à r.l.
For the attention of:    Stephen d’Incelli, Jerome Truzzolino and James Gaven
Address:    C/O SK Capital Partners, 430 Park Avenue, 18th floor New York, NY     10022
E-mail address:    sdincelli@skcapitalpartners.com; jtruzzolino@skcapitalpartners.com and jgaven@skcapitalpartners.com with a copy to:
Name:    Kirkland & Ellis LLP
For the attention of:    Vincent Ponsonnaille and Matthew Arenson
Address:        43-45 Avenue Kléber, 75116 Paris, France and Three Brickell City Centre, 98 S.E. 7th Street, Suite 700, Miami, FL 33131
E-mail address:    vincent.ponsonnaille@kirkland.com and     matthew.arenson@kirkland.com
For the Individual Sellers and the Co-InvestCos:
Name:    Jean-Philippe Morvan
Address:    2 Boulevard de Courcelles, 75017 Paris
E-mail address:    jp.morvan@ipackchem.com
with a copy to:
Name:    Goodwin Procter (France) LLP
For the attention of:    Thomas Dupont-Sentilles
Address:    12 rue d’Astorg, 75008 Paris
E-mail address:    TDupontSentilles@goodwinlaw.com
For the Purchaser:
Name:    Greif International Holding B.V.
For the attention of:    Global Industrial Packaging, Group President

Address:    Van Heuven Goedhartlaan 9A, 1181 LE Amstelveen, Parktoren 5th floor, The Netherlands
E-mail address:    paddy.mullaney@greif.com
with a copy to:
Name:    Greif Inc
For the attention of:    General Counsel and VP Legal Affairs EMEA & APAC
Address:    425 Winter Road | Delaware, Ohio 43015, United States
E-mail address:    Gary.Martz@Greif.com and wanda.vanengelen@greif.com
and to:
Name:    Allen & Overy
For the attention of:    Romy Richter
Address:    32 rue François 1er, 75008 Paris, France
E-mail address:    romy.richter@allenovery.com

11.13.2A notice shall be effective upon receipt and shall be deemed to have been received:
(a)at the time indicated in the corresponding acknowledgement of receipt signed by the recipient if delivered by hand;
(b)at the time of first presentation, if delivered by courier;
(c)if delivered by e-mail, at the time of first presentation of the courier posted as confirmation posted no later than the following Business Day of the sending of the e-mail;
provided that any notice despatched after 10:00 p.m. Paris time on a Business Day shall be deemed given the next Business Day.
11.13.3Any Party may notify the other Parties of any change to its address or other details specified in this Clause 11.13 provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.
11.14Advisors
The Parties acknowledge and agree that they were advised by their own lawyers and advisors and have therefore been able to independently assess the scope of their rights and obligations under this Agreement. They had, with the assistance of their own lawyers and advisors, the opportunity to negotiate the provisions of this Agreement and have commented on its drafting. Consequently, no advisor or lawyer shall be deemed to be the sole drafter (rédacteur unique) on behalf of all the Parties and the Parties acknowledge and agree that this Agreement shall not be deemed a contract of adhesion (contrat d’adhésion) within the meaning of article 1110 of the French Code civil.
11.15Entire Agreement
This Agreement represents the entire agreement and understanding of the Parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Parties relating to the subject matter of this Agreement and all prior drafts of this Agreement.
11.16Waiver and Variation
11.16.1Unless otherwise specifically provided, a failure or delay by a Party to exercise any right or remedy provided under the Agreement or by Law, whether by conduct or otherwise, shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under the Agreement or by Law, whether by conduct or otherwise, shall preclude or restrict the further exercise of that or any other right or remedy.
11.16.2Unless otherwise specifically provided, a waiver of any right, provision, condition, consent or remedy or any discharge of any obligation or liability under the Agreement shall only be effective if given in writing.
11.16.3No variation or amendment of the Agreement shall be valid unless it is in writing and duly executed by or on behalf of the Purchaser and, jointly, by the Sellers’ Representatives. Unless expressly agreed, no variation or amendment shall constitute a general waiver of any provision of the Agreement, nor shall it affect any rights or obligations under or pursuant to the Agreement which have already accrued up to the date of variation or amendment and the rights and obligations under or pursuant to the Agreement shall remain in full force and effect except and only to the extent that they are varied or amended.
11.17No Third Party Rights - Assignment
11.17.1This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and permitted assigns; provided that this Agreement and the benefits arising under it may be assigned or charged in whole or in part by the Purchaser to its financial lenders or banks as security for any financing or refinancing or other banking or related facilities in respect of or in connection with any transactions contemplated by this Agreement and such benefits may further be assigned to any other financial institution by way of security for the borrowings made under such Agreement or to any person entitled to enforce any such security.
11.17.2Except as expressly provided herein, this Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and permitted assigns; provided, however, that, other than as contemplated in Clause 11.17.1 none of the Parties shall assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties.
11.17.3Notwithstanding the provisions of this Clause 11.19, the Parties expressly agree that the Purchaser may assign or transfer all its rights and obligations under this Agreement to one of its Affiliates by notice to the Sellers’ Representatives at the latest five (5) Business Days prior to the Completion Date; provided that the Purchaser shall remain jointly liable (solidairement responsable) for the performance of all obligations of such Affiliates under this Agreement.
11.17.4Any assignment made pursuant to this Clause 11.17 shall be in writing and in compliance with the provisions of articles 1216 to 1216-3 of the French Civil Code.
11.17.5Any assignment made pursuant to this Clause 11.17 shall be on the basis that:
(a)the Sellers may discharge their obligations under the Agreement to the Purchaser until the Sellers’ Representatives each receive notice of the assignment in accordance with the terms of this Agreement;
(b)the liability of the Sellers to any assignee shall not be greater than their liability to the Purchaser; and
(c)save if a prior discharge from the Sellers has been formally obtained, the Purchaser will remain jointly and severally (solidairement) liable for any obligations under the Agreement.
11.17.6Subject to any provisions for the contrary expressly mentioned above, nothing expressed or referred to in the Agreement will be construed to give any person other than the Parties any right, remedy or claim under or with respect to the Agreement or any provision thereof.
11.18Severability
If any term or provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, then (i) in lieu of any such illegal, invalid or unenforceable term or provision, the Parties intend that there shall be added as part of this Agreement a term or provision as similar in terms to such illegal, invalid or unenforceable term or provision as may be possible and be legal, valid and enforceable and (ii) to the fullest extent permitted by applicable law, this illegality, invalidity or unenforceability shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.
11.19No Hardship
Pursuant to Article 1195 of the French Civil Code, each Party accepts to bear all future liabilities and risks (including unforeseeable as of the date hereof) resulting from the terms and conditions of this Agreement and accordingly irrevocably waives any right it may have under said article.
11.20Force Majeure
Each Party expressly and irrevocably waives any right to prevail itself from any force majeure event in accordance with Articles 1231-1 and 1351 of the French Civil Code, and accordingly no suspension, termination, lapse or variation of this Agreement (or of any agreement or document entered into in connection with this Agreement) shall be permitted on the grounds of such provisions of the French Civil Code.
11.21Specific Performance and Partial Performance
11.21.1Each Party acknowledges and agrees that any specific performance action (exécution forcée en nature) in respect of this Agreement will constitute a balanced course of action falling outside the “manifest disproportion” exclusion contained in Article 1221 of the French Civil Code.
11.21.2Each Party further acknowledges that (i) it has had full ability to negotiate the terms of this Agreement and to that purpose received independent legal advice, and that (ii) it is satisfied with the consideration it receives pursuant to this Agreement.
11.21.3Each Party expressly and irrevocably waives article 1223 of the French Code civil (regarding the right for a creditor to accept a partial performance of a contract and claim a corresponding reduction of the price).
11.22Further Assurances
Each Party shall, for a period of eighteen (18) months from the Completion Date, execute and deliver, or procure, so far as they are reasonably able, the execution and delivery of, all such documents, and do all such things, as the Purchaser and/or the Financial Seller (as the case may be) may reasonably require at the cost of the requesting Party of the purpose of giving full effect to the provisions of this Agreement.
11.23Confidentiality
11.23.1Each of the Parties hereto shall treat (and shall direct its employees, advisers, auditors and representatives to treat) as confidential and shall refrain from disclosing to any third party in whole or in part (i) the existence and contents of this Agreement (including the documents referred to in this Agreement), (ii) the arrangements contemplated in this Agreement, (iii) the identity of the Parties (or their Affiliates and direct and indirect shareholders), (iv) any information of a confidential nature which may become known to a Party from any of the other Parties as a result of negotiating, entering into, or performing its obligations pursuant to this Agreement, (v) information of whatever nature concerning the business of the Group Companies, and (vi) any information of a confidential nature which is expressly indicated by a Party to be confidential in relation to the Party or any of its direct and indirect shareholders ((i) to (vi) together being “Confidential Information”).
11.23.2Except when such disclosure is required by Law and to the extent reasonably practicable, the Purchaser, the Sellers’ Representatives and/or, to the extent that the Financial Seller is not appointed as a Sellers’ Representative, the Financial Seller, undertake to consult each other prior to the circulation of any press release or announcement concerning the Transaction and not to make any such press release or announcement without the mutual prior written approval of the other.
11.23.3Clause 11.23.1 does not apply to disclosure of Confidential Information:
(a)the disclosure or use is required by applicable Laws or required or requested by a Governmental Authority;
(b)the disclosure or use is required by a rule of a stock exchange or listing authority on which the shares or other securities of a party or its Affiliates are listed or traded;
(c)the disclosure is made to a Party’s Affiliate or its or their directors, officers or senior employees to the extent reasonably required for purposes connected with this Agreement, in which case the disclosing Party is responsible for ensuring that the relevant Affiliate, directors, officers or senior employees complies with the terms of this Clause 11.23 as if it were a party to this Agreement;
(d)the disclosure or use is required for the purpose of legal proceedings arising out of this Agreement or the disclosure is required to be made to a Tax Authority in connection with the Tax affairs of a member of the disclosing Party’s shareholder group;
(e)the disclosure is made to a professional adviser, auditor or banker of the disclosing Party, in which case the disclosing Party is responsible for ensuring that the professional adviser complies with the terms of this Clause 11.23 as if it were a party to this Agreement; and
(f)the disclosure is made to a direct or indirect investor (whether through the holding of share capital, partnership interests or any similar interest) in a Party or any of its Affiliates.
11.24Governing Law - Disputes
11.24.1This Agreement and any non-contractual obligations arising out of or in connection with this Agreement is governed by and shall be construed in accordance with French law.
11.24.2The Parties irrevocably submit to the exclusive jurisdiction of the Commercial Court of Paris (Tribunal de Commerce de Paris) for the purposes of hearing and determining any disputes, controversies or claims arising out of or in connection with the existence, formation, validity, interpretation, performance or termination of this Agreement or any non-contractual rights or obligations arising out of or in connection with this Agreement.

The Parties hereby agree that, as a matter of evidence agreement (convention de preuve), this Agreement is signed electronically in accordance with the European and French regulations in force, in particular Regulation (EU) No. 910/2014 of the European Parliament and of the Council dated July 23, 2014 and articles 1367 et seq. of the French Civil Code. For this purpose, the Parties agree to use the online platform DocuSign (www.docusign.com). Each of the Parties decides (i) that the electronic signature which it attaches to this Agreement has the same legal value as its handwritten signature and (ii) that the technical means implemented in the context of this signature confer a definite date (date certaine) to this Agreement.
Each of the Parties acknowledges and accepts that the signature process used by the Parties to electronically sign this Agreement enables each of them to have a copy of this document on a durable medium or to have access to it, in accordance with Article 1375 paragraph 4 of the French Civil Code.

[Signature page follows]

/s/ JEAN-PHILIPPE MORVAN	/s/ ANTONIE VIGUIE
/s/ BERTRAND LHOMME
The Person listed under Schedule 1 Represented by: Jean-Philippe Morvan	SK Impact Group S.à r.l Represented by: Antoine Viguié and Bertrand Lhomme Title: Gérant A and Gérant B (respectively)

/s/ JEAN-PHILIPPE MORVAN	/s/ JEAN-PHILIPPE MORVAN
Ipack SAS Represented by: Jean-Philippe Morvan Title: Président	Ipack II SAS Represented by: Jean-Philippe Morvan Title: Président

/s/ JEAN-PHILIPPE MORVAN	/s/ JEAN-PHILIPPE MORVAN
Fuluolin II SAS Represented by: Jean-Philippe Morvan Title: Président	Ipackchem Group SAS Represented by: JPack International Title: Président Itself represented by: Impact Topco Holdings Title: Président Itself represented by: Jean-Philippe Morvan Title: Président

/s/ GARY MARTZ	/s/ GARY MARTZ
Greif International Holding B.V. Represented by: Gary Martz Title: Managing Director	Greif Packaging LLC Represented by: Gary Martz Title: Executive Vice President